Exhibit 99.19

LOAN AGREEMENT

(Mezzanine Loan)

Dated as of March 15, 2005

Between

MP - WATERIDGE PLAZA MEZZANINE, LLC,

as Borrower

and

NOMURA CREDIT & CAPITAL, INC.,

as Lender

Property

Wateridge Plaza
10201, 10221 and 10241 Wateridge Circle
San Diego, California

- i -

- ii -

LOAN AGREEMENT

(Mezzanine Loan)

THIS LOAN AGREEMENT, dated as of March 15, 2005 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between NOMURA CREDIT & CAPITAL, INC., a Delaware corporation, having an address at Two World Financial Center, New York, New York 10281 (together with its successors and assigns, “Lender”) and MP - WATERIDGE PLAZA MEZZANINE, LLC, a Delaware limited liability company, having its principal place of business at 333 South Grand Avenue, Suite 400, Los Angeles, California 90071 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Nomura Credit & Capital, Inc., a Delaware corporation (“Mortgage Lender”), is making a loan in the principal amount of Fifty Seven Million Eight Hundred Eighty Thousand and No/100 Dollars ($57,880,000.00) (the “Mortgage Loan”) to Maguire Properties - Wateridge Plaza, LLC, a Delaware limited liability company (“Mortgage Borrower”) pursuant to that certain Loan Agreement, dated as of the date hereof (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Mortgage Loan Agreement”), which Mortgage Loan is evidenced by that certain Promissory Note, dated as of the date hereof (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Mortgage Note”), made by Mortgage Borrower to Mortgage Lender and secured by, among other things, that certain first priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of the date hereof (as the same may be amended, supplemented, replaced or otherwise modified from time to time, collectively, the “Mortgage”) given by Mortgage Borrower in favor of Mortgage Lender pursuant to which Mortgage Borrower has granted Mortgage Lender a first priority mortgage on, among other things, the Property and other collateral as more fully described in the Mortgage;

WHEREAS, Borrower is the legal and beneficial owner of one hundred percent (100%) of the ownership interests in Mortgage Borrower (the “Pledged Company Interests”) consisting of a 100% limited liability company interest therein;

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender;

WHEREAS, as a condition precedent to the obligation of Lender to make the Loan to Borrower, Borrower has entered into that certain Pledge and Security Agreement, dated as of the date hereof, in favor of Lender (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which Borrower has granted to Lender a first priority security interest in the Pledged Company Interests and the other Collateral (as defined in the Pledge Agreement) as collateral security for the Debt (as hereinafter defined); and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean any counterparty to the Interest Rate Cap Agreement that (a) as of the date of the Interest Rate Cap Agreement, has a long-term unsecured debt rating (or, if such counterparty does not have a long-term unsecured debt rating, has a “counterparty rating”) of at least “AA” by S&P and “Aa2” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk, and (b) until the expiration of the applicable Interest Rate Cap Agreement, shall maintain a long-term unsecured debt rating or “counterparty rating”, as applicable, of at least “AA-” by S&P and “Aa3” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk.

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(c) hereof.

“Additional Extension Conditions” shall mean that either (a) the Alaris Long Term Lease Extension Date shall have occurred or (b) the Alaris Replacement Lease Requirements shall have been satisfied.

“Adjustment Date” shall have the meaning set forth in Section 3.1.19(a) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction, management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Loans” shall mean a loan made by Lender to an Affiliate of Borrower or Guarantor.

“Affiliated Manager” shall mean any Manager in which Borrower, Principal, Mortgage Borrower or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Aggregate Outstanding Principal Balance” shall mean, as of any date, the sum of the Outstanding Principal Balance and the Mortgage Loan Outstanding Principal Balance.
“Alaris” shall mean ALARIS Medical Systems, Inc., a Delaware corporation.

“Alaris Lease” shall mean that certain Lease for the Alaris Space between Alaris and The California Public Employees Retirement System, Borrower’s predecessor in interest,

dated as of December 1, 1995, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Alaris Lease Fee” shall have the meaning set forth in Section 2.3.7 hereof.

“Alaris Long Term Lease Extension” shall mean, if the Alaris Short Term Lease Extension occurs, a further extension of the term of the Alaris Lease for all of the Alaris Space for a term commencing on February 28, 2008 and ending not earlier than February 28, 2013 at a minimum rental rate of $28.64 per leasable square foot of the Alaris Space for the first year of the Alaris Long Term Lease Extension term (for a total annual base rent of $5,294,991.84), increasing at the rate of three (3%) percent per year, plus reimbursement for a proportionate share of Taxes, Insurance Premiums and any other costs and expenses of owning, operating and maintaining the Property allocable to the Alaris Space and on such other terms and conditions as Lender shall approve in its reasonable discretion.

“Alaris Long Term Lease Extension Date” shall mean the date on which Borrower shall have submitted to Lender evidence reasonably satisfactory to Lender that the Alaris Long Term Lease Extension has occurred, including without limitation an amendment of the Alaris Lease fully executed by Mortgage Borrower and Alaris reflecting the Alaris Long Term Lease Extension, and an estoppel certificate from Alaris confirming the Alaris Long Term Lease Extension and that the Alaris Lease, as so modified is in full force and effect with no defaults by Borrower or Alaris thereunder, each in form and substance reasonably satisfactory to Lender.

“Alaris Replacement Lease Requirements” shall mean that Borrower shall have submitted to Lender evidence satisfactory to Lender that (a) substantially all of the Alaris Space, as reasonably determined by Lender, has been leased to one or more tenants approved by Lender in its reasonable discretion pursuant to Leases providing for a term of not less than five years commencing following the scheduled expiration date of the Alaris Lease (2/28/06) with a minimum rent of $27.00 per leasable square foot of the Alaris Space for the first lease year (for a total annual base rent of not less than $4,991,787), and increasing 3% per annum and that the tenant thereunder shall pay its pro-rata share of Taxes, Insurance Premiums and any other costs and other expenses of owning, operating and maintaining the Property and otherwise acceptable to Lender in its sole discretion, (b) such tenants are in occupancy of the Alaris Space and paying full and unabated Full Service Gross Rent, and (c) Lender has received an estoppel certificate from such tenants in form and substance reasonably satisfactory to Lender

“Alaris Reserve Account” shall have the meaning set forth in Section 7.5 hereof.

“Alaris Reserve Funds” shall have the meaning set forth in Section 7.5 hereof.

“Alaris Short Term Lease Extension” shall mean an extension of the term of the Alaris Lease for all of the Alaris Space for a term ending not earlier than February 29, 2008 at a minimum rental rate of $27.00 per leasable square foot of the Alaris Space for the period from March 1, 2006 through February 28, 2007 (for a total annual base rent of $4,991,787), and $27.81 per leaseable square foot of the Alaris Space for the period from March 1, 2007 through February 29, 2008 (for a total annual base rent of not less than $5,141,540), plus reimbursement for a proportionate share of Taxes, Insurance Premiums and any other costs and expenses of owning, operating and maintaining the Property allocable to the Alaris Space, and otherwise in accordance with the terms and conditions set forth in that certain letter of intent dated January 26, 2005 from CommonWealth Partners Management Services, L.P. to Burnham Real Estate Services, Inc..

“Alaris Short Term Lease Extension Date” shall mean the date on which Borrower shall have submitted to Lender evidence reasonably satisfactory to Lender that the Alaris Short Term Lease Extension has occurred, including without limitation an amendment of the Alaris Lease fully executed by Mortgage Borrower and Alaris reflecting the Alaris Short Term Lease Extension, and an estoppel certificate from Alaris confirming the Alaris Short Term Lease Extension and that the Alaris Lease, as so modified is in full force and effect with no defaults by Borrower or Alaris thereunder, each in form and substance reasonably satisfactory to Lender.

“Alaris Space” shall mean the approximately 184,881 leasable square feet of space at the Property leased by Alaris pursuant to the Alaris Lease.

“Alaris Sweep Period” shall mean the period of time from and after an Alaris Trigger Event until the occurrence of an Alaris Sweep Termination.

“Alaris Sweep Termination” shall have the meaning set forth in the Mortgage Loan Agreement.

“Alaris Trigger Event” shall have the meaning set forth in the Mortgage Loan Agreement.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by Borrower for the applicable Fiscal Year or other period, except that Lender acknowledges that, for up to sixty (60) days after the Closing Date, the most recent budget for the Property prepared by CommonWealth Pacific, LLC or its Affiliates may be used by Borrower for operating the Property.

“Applicable Interest Rate” shall mean the rate or rates at which the Outstanding Principal Balance bears interest from time to time in accordance with the provisions of Section 2.2.3 hereof.

“Applicable Spread” shall mean

(i) two and twenty-five one-hundredths percent (2.25%) for the period from the Closing Date until the earlier to occur of the first Payment Date after the Alaris Short Term Lease Extension shall have occurred or the first Payment Date after September 1, 2005,

(ii) two and seventy-five one-hundredths percent (2.75%) from the first Payment Date after September 1, 2005 to the Maturity Date, including, without limitation, during the First Extension Term, the Second Extension Term and the Third Extension Term, if the

Alaris Short Term Lease Extension Date shall not have occurred on or prior to September 1, 2005;

(iii) one and seventy-five one-hundredths percent (1.75%) for the period from the first Payment Date after the Alaris Short Term Lease Extension Date shall have occurred until the Initial Maturity Date, if the Alaris Short Term Lease Extension Date shall have occurred on or prior to September 1, 2005;

(iv) one and seventy-five one-hundredths percent (1.75%) during the First Extension Term, the Second Extension Term and the Third Extension Term in the event that the Alaris Short Term Leave Extension shall have occurred on or prior to September 1, 2005 and the Additional Extension Conditions shall have been satisfied prior to the Initial Maturity Date; and

(v) two and seventy-five one-hundredths percent (2.75%) during the First Extension Term, the Second Extension Term and the Third Extension Term in the event that the Alaris Short Term Lease Extension shall have occurred on or prior to September 1, 2005 but the Additional Extension Conditions shall not have been satisfied prior to the Initial Maturity Date.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Approved Leasing Expenses” shall mean actual out-of-pocket expenses incurred by Mortgage Borrower in leasing space at the Property pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses (i) are (A) specifically approved by Lender in connection with approving the applicable Lease, (B) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require Lender’s approval under the Loan Documents, and Lender shall have received and approved a budget for such tenant improvement costs and a schedule of leasing commissions payments payable in connection therewith, or (C) otherwise approved by Lender in its reasonable discretion, and (ii) are substantiated by executed Lease documents and brokerage agreements.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Mortgage Borrower, as assignor, to Mortgage Lender, as assignee, assigning to Mortgage Lender all of Mortgage Borrower’s interest in and to the Leases and Rents as security for the Mortgage Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Consent and Agreement of Manager (Mezzanine Loan), dated as of the date hereof, among Lender, Borrower, Mortgage Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person seeking, consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean 11 U.S.C. § 101 et seq., as the same may be amended from time to time.

“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes, (b) Other Charges, and (c) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto together with its successors and permitted assigns.

“Borrower Parties” shall have the meaning set forth in Section 9.4 hereof.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(h) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in the State of New York or the State of California are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Expenses” shall mean, for any period, the Operating Expenses for the operation of the Property as approved by Lender in its sole discretion or as set forth in a then effective Approved Annual Budget, if applicable, to the extent that such expenses are actually incurred by Mortgage Borrower minus any payments into the Tax and Insurance Escrow Funds.

“Cash Management Account” shall have the meaning set forth in Section 2.6.2(a) hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Mortgage Borrower, Manager and Mortgage Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall have the meaning set forth in the Pledge Agreement.

“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement (Mezzanine Loan), dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound, or any provision of the foregoing.

“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement, SMBC Derivative Products Limited, and with respect to any Replacement Interest Rate Cap Agreement, any substitute Acceptable Counterparty.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.

“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including, if applicable, the Alaris Lease Fee and any Prepayment Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreement and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable twelve (12) full calendar month period in which:

(a) the numerator is the Net Operating Income for such period, based upon the then current Rent payable by tenants under Leases at the Property that are in occupancy and paying current, unabated Rent (excluding interest on credit accounts) as set forth in the financial statements required hereunder; and

(b) the denominator is the assumed aggregate debt service for (i) the Loan for such period calculated on the basis of a six and sixty-five one-hundredths percent (6.65%) debt service constant and (ii) the Mortgage Loan for such period calculated on the basis of a six and sixty-five one-hundredths percent (6.65%) debt service constant.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) five percent (5%) above the Applicable Interest Rate.

“Deficient NCF Amount” shall mean, as of any date of determination, an annual amount (but not less than zero) which, when added to the Underwritten Net Operating Income of the Property determined as of such date of determination for the preceding twelve (12) full calendar month period, would result in an Underwritten Debt Service Coverage Ratio equal to 1.10:1.0, excluding, for purposes of this calculation, the Rent payable under the Vacant Space Master Lease.

“Determination Date” shall mean, with respect to any Interest Accrual Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Accrual Period commences; provided that the first Determination Date shall be the Closing Date.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty

(30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 2.6.4(b)(vii) hereof.

“Excess Cash Flow Principal Payment” shall have the meaning set forth in Section 2.6.4(b)(viii) hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“First Extended Maturity Date” shall mean April 9, 2008.

“First Extension Option” shall have the meaning set forth in Section 2.7.1 hereof.

“First Extension Term” shall have the meaning set forth in Section 2.7.1 hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixed Maturity Date” shall mean either (a) the Initial Maturity Date, (b) if Borrower shall have properly exercised the First Extension Option, the First Extended Maturity Date, (c) if Borrower shall have properly exercised the First Extension Option and the Second Extension Option, the Second Extended Maturity Date, or (d) if Borrower shall have properly exercised the First Extension Option, the Second Extension Option and the Third Extension Option, the Third Extended Maturity Date.

“Foreign Taxes” shall have the meaning set forth in Section 2.2.3(e) hereof.

“Full Service Gross Rent” shall mean base Rent plus any reimbursements payable for Taxes, Insurance Premiums, utility expenses and costs and expenses of operating and maintaining the Property.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by tenants under the Leases of any nature, including Rents payable under the Vacant Space Master Lease, but excluding any Rents from month to month tenants or tenants that are included in any Bankruptcy Action, sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, proceeds from the sale of furniture, fixtures and equipment, Insurance Proceeds and Condemnation Proceeds (other than business interruption or other loss of income insurance), and any disbursements to Borrower from the Tax and Insurance Escrow Funds, the Alaris Reserve Funds, the Rollover Reserve Funds or any other escrow fund established by the Loan Documents.

“Guarantor” shall mean Maguire Properties, L.P., a Maryland limited partnership, and any other Person hereafter executing a separate guaranty or indemnity agreement in favor of Lender in connection with the Loan.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, from Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” shall mean for any Person, on a particular date, the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Person” and “Indemnified Persons” shall have the meaning set forth in Section 9.2(b) hereof.

“Indemnifying Person” shall mean each of Borrower, Principal and Guarantor.

“Independent Director” or “Independent Manager” shall mean a natural person who is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (a) a stockholder, director or manager (with the exception of serving as the Independent Director or Independent Manager), officer, employee, partner, member, attorney or counsel of Principal, Borrower or any Affiliate of either of them; (b) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Principal, Borrower or any Affiliate of either of them; (c) a person controlling or under common control with any such stockholder, director, manager officer, partner, member, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, manager, officer, employee, partner, member, customer, supplier or other Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Initial Blanket Insurance Premium Installment” shall have the meaning set forth in Section 7.2(a) hereof.

“Initial Maturity Date” shall mean April 9, 2007.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Gilchrist & Rutter, Professional Corporation in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in the Mortgage Loan Agreement.

“Insurance Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof by and between Lender and Mortgage Lender.

“Interest Accrual Period” shall mean, with respect to any Payment Date, the period commencing on the ninth (9th) day of the preceding calendar month and terminating on and including the eighth (8th) day of the calendar month in which such Payment Date occurs; provided, however, that no Interest Accrual Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate), and the initial Interest Accrual Period shall begin on and include the Closing Date and shall end on and include the immediately following eighth (8th) day of the calendar month.

“Interest Rate Cap Agreement” shall mean, as applicable, an Interest Rate Cap Agreement (together with the confirmation and schedules relating thereto) in form and substance reasonably satisfactory to Lender between Borrower and an Acceptable Counterparty or a Replacement Interest Rate Cap Agreement.

“Investment Grade Rating” shall mean a long term unsecured debt rating of not less than “BBB-” (or its equivalent) from (i) prior to a Securitization of the Mortgage Loan, S&P and (ii) after a Securitization of the Mortgage Loan, any one of Moody’s, S&P, Fitch or any other nationally-recognized statistical rating agency rating the Securities.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, including the Vacant Space Master Lease, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, as amended, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR” shall mean, with respect to each Interest Accrual Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/8 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent absent manifest error.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create, any of the foregoing, on or affecting Borrower, Mortgage Borrower, the Collateral, the Property, or any portion thereof or any interest therein, or any direct or indirect interest in Borrower or Principal, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidation Event” shall have the meaning set forth in Section 2.4.4 hereof.

“Loan” shall mean the loan in the principal amount of Five Million and No/100 Dollars ($5,000,000.00), made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Mezzanine Cash Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement, and all other documents executed and/or delivered in connection with the Loan.

“Loan to Value Ratio” shall mean the ratio, as of a particular date, the numerator of which is an amount equal to the Aggregate Outstanding Principal Balance as of such date and the denominator of which is an amount equal to the appraised value of the Property as of such date as determined by Lender in its sole discretion.

“Lockbox Account” shall have the meaning set forth in Section 2.6.1(a) hereof.

“Lockbox Bank” shall mean Bank of the West or any successor or permitted assigns thereof.

“Lockout Determination Date” shall mean the Payment Date that is the earliest to occur of (i) the first Payment Date following the Alaris Short Term Lease Extension Date (or, the Alaris Short Term Lease Extension Date, if such date is a Payment Date),

(ii) September 9, 2005 or (iii) such earlier Payment Date as shall be determined by Lender in its sole discretion.

“Lockout Release Date” shall mean the third (3rd) Payment Date after the Lockout Determination Date.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Major Lease” shall mean any Lease which, either individually or when taken together with any other Lease with the same tenant or its Affiliates, demises in excess of 14,000 square feet in the Improvements.

“Management Agreement” shall mean the management agreement entered into by and between Mortgage Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, or, if the context requires, the Replacement Management Agreement.

“Manager” shall mean Maguire Properties, L.P., or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement.

“Maturity Date” shall mean (a) the Fixed Maturity Date or (b) such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Cash Management Account” shall have the meaning set forth in Section 2.6.3 hereof.

“Mezzanine Cash Management Agreement” shall mean that certain Mezzanine Cash Management Agreement, dated as of the date hereof, among Borrower, Lender and Mortgage Borrower, together with any extensions, renewals, amendments or modifications thereof.

“Minimum Extension Interest Rate” shall mean an annual rate equal to five and fifty-six one-hundredths percent (5.56%).

“Monthly Interest Payment” shall have the meaning set forth in Section 2.3.1 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Borrower” shall have the meaning set forth in the Recitals to this Agreement, together with its successors and permitted assigns.

“Mortgage Borrower Company Agreement” shall mean the Limited Liability Company Agreement for Mortgage Borrower, dated as of March 15, 2005, between Borrower, as member, and Victor A. Duva and Camilia M. Denny; as special members and Independent Managers (as defined therein).

“Mortgage Lender” shall have the meaning set forth in the Recitals to this Agreement, together with its successors and assigns.

“Mortgage Loan” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Loan Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Loan Default” shall mean a “Default” under and as defined in the Mortgage Loan Agreement.

“Mortgage Loan Documents” shall mean, collectively, the Mortgage Note, the Mortgage Loan Agreement, the Mortgage, the Assignment of Leases and Rents, the Cash Management Agreement, and any and all other documents defined as “Loan Documents” in the Mortgage Loan Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Loan Event of Default” shall mean an “Event of Default” under and as defined in the Mortgage Loan Agreement.

“Mortgage Loan Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Mortgage Loan.

“Mortgage Loan Reserve Funds” shall mean the “Reserve Funds” as defined in the Mortgage Loan Agreement.

“Mortgage Note” shall have the meaning set forth in the Recitals to this Agreement.

“Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b) hereof.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Mortgage Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (a) Lender’s and/or Mortgage Lender’s reasonable costs incurred in connection with the recovery thereof, (b) the costs incurred by Mortgage Borrower in connection with a Restoration of all or any portion of the Property made in accordance with the Mortgage Loan Documents, (c) amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lender, (d) in the case of a foreclosure sale, disposition or Transfer of the Property in connection with realization thereon following an Event of Default under the Mortgage Loan, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (e) in the case of a foreclosure sale, such costs and expenses incurred by Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents, (f) in the case of a refinancing of the Mortgage Loan, such costs and expenses (including attorneys’ fees) of such refinancing as shall be reasonably approved by Lender, and (g) the amount of any prepayments required pursuant to the Mortgage Loan Documents, and/or the Loan Documents, in connection with any such Liquidation Event.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“New Alaris Space Lease” shall have the meaning set forth in Section 3.1.19(b) hereof.

“New Mezzanine Loan” shall have the meaning set forth in Section 9.7 hereof.

“New Vacant Space Lease” shall have the meaning set forth in Section 3.1.19(a) hereof.

“Note” shall mean that certain Promissory Note dated of even date herewith in the principal amount of Five Million and No/100 Dollars ($5,000,000.00), made by Borrower to the order of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Notice” shall have the meaning set forth in Section 10.6 hereof.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower that is signed by an authorized senior officer of the general partner or managing member of Borrower, as applicable.

“Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property, which expenditures are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance (which ordinary repairs and maintenance for the purposes of this definition shall be no less than an assumed expense of $33,000.00 per month), insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions (which tenant improvements and leasing commissions for the purposes of this definition shall be no less than an assumed expense of $33,525.58 per month) operational equipment or other lease payments as approved by Lender and Mortgage Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures, and contributions to the Tax and Insurance Escrow Funds, the Alaris Reserve Funds, the Rollover Reserve Funds and any other reserves required under the Loan Documents.

“Operating Partnership” shall mean Maguire Properties, L.P., a Maryland limited partnership, which is the operating partnership of the REIT.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Documents.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“Payment Date” shall mean the ninth (9th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Permitted Encumbrances” shall mean, collectively, (a) the Liens and security interests created by the Loan Documents and the Mortgage Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Physical Conditions Report” shall mean a report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion.

“Pledge Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Pledged Company Interests” shall have the meaning set forth in the Recitals to this Agreement.

“Pledgor” shall have the meaning as set forth in the Pledge Agreement.

“Policies” shall have the meaning set forth in the Mortgage Loan Agreement.

“Prepayment Premium” shall mean if the prepayment occurs on or after the Lockout Release Date and prior to the eighteenth (18th) Payment Date following the Lockout Determination Date, an amount equal to the Spread Maintenance Premium. If a prepayment occurs on or after the eighteenth (18th) Payment Date following the Lockout Determination Date, no Prepayment Premium will be payable.

“Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-eighth of one percent (0.125%). If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi governmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Applicable Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, that in no event shall such difference be a negative number.

“Principal” shall mean the sole member of Borrower.

“Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Mortgage Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of the Mortgage and referred to therein as the “Property”.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, any Indemnifying Person with respect to the Property, the Collateral, Borrower, Principal, Mortgage Borrower, Guarantor and/or Manager.

“Qualified Manager” shall mean either (a) Manager or (b) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property, provided that Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that management of the Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof.

"Qualifying Income” shall mean Gross Income from Operations actually collected by Mortgage Borrower for the last full calendar month prior to the date of the calculation, but excluding Rents from (a) tenants that are more than thirty (30) days delinquent in the payment of Rent, (b) tenants whose Leases are expiring within six (6) months from the date of any calculation of Qualifying Income, or (c) tenants that are not occupying their leased space or have given notice of their intention to vacate (unless any such tenant has an Investment Grade Rating or such tenant has sublet all of its leased space for a term equal to the lesser of three years from the date of any calculation or the remaining term of such Lease at a Full Service Gross Rent that is not less than eighty percent (80%) of the Full Service Gross Rent payable by such tenant under its Lease and the Rent from such sublease is payable to the Lockbox Account pursuant to the terms of the Cash Management Agreement).

“Quintiles Space” shall have the meaning set forth in Section 2.7.1(e) hereof.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender.

“REIT” shall mean Maguire Properties, Inc., a Maryland corporation.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Mortgage Note.

“Rents” shall mean all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payments and consideration of whatever form or nature received by or paid to or for the account of or benefit of Mortgage Borrower or any of its agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all revenues from telephone services, laundry, vending, television and all receivables, customer obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Mortgage Borrower, Manager or any of their respective agents or employees and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Interest Rate Cap Agreement” shall mean an interest rate cap agreement from an Acceptable Counterparty with terms substantially the same as the Interest Rate Cap Agreement except that the same shall be effective in connection with replacement of the Interest Rate Cap Agreement (a) on the Payment Date occurring in September, 2005 if the Alaris Short Term Lease Extension Date shall not have occurred prior to September 1, 2005, (b) on extension of the maturity date thereof in connection with the extension of the Fixed Maturity Date, and/or (c) following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate cap agreement approved in writing by each of the Rating Agencies with respect thereto.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided that, with respect to this subclause (ii), Lender, at its option, may require that Borrower obtain confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof; and (b) an assignment of management agreement and consent and agreement of manager substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Funds, the Rollover Reserve Funds, the Alaris Reserve Funds and any other escrow fund established pursuant to the Loan Documents.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean, collectively (a) Borrower, Principal, Mortgage Borrower, Guarantor and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, direct or indirect legal or beneficial owner, agent or employee of Borrower, Principal, Mortgage Borrower, Guarantor, any Affiliated Manager or any non-member manager.

“RICO” shall mean the Racketeer Influenced and Corrupt Organizations Act.

“Rollover Reserve Account” shall have the meaning set forth in Section 7.4 hereof.

“Rollover Reserve Funds” shall have the meaning set forth in Section 7.4 hereof.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest.

“Second Extended Maturity Date” shall mean April 9, 2009.

“Second Extension Option” shall have the meaning set forth in Section 2.7.2 hereof.

“Second Extension Term” shall have the meaning set forth in Section 2.7.2 hereof.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Servicer” shall have the meaning set forth in Section 9.6 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.6 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that at all times prior to, on and after the date hereof:

(a) was, is and will be organized solely for the purpose of (i) acquiring, owning, holding, selling, transferring, exchanging, managing and operating the Collateral, entering into this Agreement with Lender, refinancing the Collateral in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (ii) acting as the general partner of the limited partnership that owns the Collateral or as the sole member of the limited liability company that owns the Collateral;

(b) has not been, is not, and will not be engaged in any business unrelated to (i) the ownership of the Collateral, (ii) acting as the general partner of the limited partnership that owns the Collateral, or (iii) acting as the sole member of the limited liability company that owns the Collateral, as applicable;

(c) has not had, does not have and will not have any assets other than those related to the Collateral or its partnership interest in the limited partnership or the limited liability company interest in the limited liability company that owns the Collateral or acts as the general partner or the sole member thereof, as applicable;

(d) has not engaged, sought or consented to, and will not engage in, seek or consent to, (i) any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, (ii) except as permitted under the terms of this Agreement, any transfer of partnership or limited liability company interests (if such entity is a general partner in a limited partnership or a member in a limited liability company), or (iii) any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition without the written consent of Lender;

(e) if such entity is a limited partnership, has, had, now has, and will have as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies;

(f) if such entity is a corporation, has had, now has and will have at least two (2) Independent Directors, and has not caused or allowed, and will not cause or allow, the board of directors of such entity to take any Bankruptcy Action or any other action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two (2) Independent Directors shall have participated in such vote;

(g) if such entity is a limited liability company with more than one member, has had, now has and will have at least one member that is a Special Purpose Entity that is a corporation that has at least two (2) Independent Directors and that owns at least one percent (1.0%) of the equity of the limited liability company;

(h) if such entity is a limited liability company with only one member, has been, now is, and will be a limited liability company organized in the State of Delaware that has (i) as its only member a managing member, (ii) at least two (2) Independent Managers and has not caused or allowed, and will not cause or allow, the board of managers of such entity to take any Bankruptcy Action or any other action requiring the unanimous affirmative vote of one hundred percent (100%) of the managers pursuant to the terms of the limited liability company agreement of Borrower (as in effect as of the date hereof) unless two (2) Independent Managers have participated in such vote, and (iii) at least one person acting as Independent Manager who shall become the sole member of such entity upon the dissolution of the existing member;

(i) if such entity is (i) a limited liability company, has had, now has, and will have articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has had, now has, and will have a limited partnership agreement, or (iii) a corporation, has had, now has, and will have a certificate of incorporation that, in each of the foregoing cases, provides that such entity will not, as long as any portion of the Debt remains outstanding: (A) dissolve, merge, liquidate or consolidate; (B) except as permitted under the terms of this Agreement, sell all or substantially all of its assets or the assets of Borrower (as applicable); (C) engage in any other business activity or amend its organizational documents with respect to the matters set forth in this definition without the written consent of Lender; or (D) without the affirmative vote of two (2) Independent Directors or Independent Managers, as applicable, and of all other directors or managers of such entity take any Bankruptcy Action with respect to itself or any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(j) has been, is and intends to remain solvent and has paid and intends to continue to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same have or shall become due, and has maintained, is maintaining and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(k) has not failed, and will not fail, to correct any known misunderstanding regarding the separate identity of such entity;

(l) has maintained and will maintain its accounts, books and records separate from any other Person and has filed and will file its own tax returns, except to the extent that it has been or is required to file consolidated tax returns by law;

(m) has maintained and will maintain its own records, books, resolutions and agreements;

(n) other than as provided in the Mezzanine Cash Management Agreement, (i) has not commingled, and will not commingle, its funds or assets with those of any other Person and (ii) has not participated and will not participate in any cash management system with any other Person;

(o) has held and will hold its assets in its own name;

(p) has conducted and will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(q) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted, and will not permit, its assets to be listed as assets on the financial statement of any other entity except as required by GAAP; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(r) has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(s) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(t) has had no and will have no Indebtedness other than (i) the Loan, (ii) unsecured trade and operational debt incurred in the ordinary course of business relating to the ownership and operation of the Collateral and the routine administration of Borrower, in amounts not to exceed $25,000.00, which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities as are permitted pursuant to this Agreement;

(u) has not assumed or guaranteed or become obligated for, and will not assume or guarantee or become obligated for, the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

(v) has not acquired and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(w) has allocated and will allocate, fairly and reasonably, any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(x) has maintained and used, now maintains and uses, and will maintain and use, separate stationery, invoices and checks bearing its name. The stationery, invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses have borne and shall bear its own name and have not borne and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(y) has not pledged and will not pledge its assets for the benefit of any other Person;

(z) has held itself out and identified itself, and will hold itself out and identify itself, as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(aa) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(bb) has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(cc) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself, and shall not identify itself, as a division of any other Person;

(dd) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except (i) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party, and (ii) in connection with this Agreement;

(ee) has not had and will not have any obligation to indemnify, and has not indemnified and will not indemnify, its partners, officers, directors or members, as the case may be, unless such an obligation was and is fully subordinated to the Obligations and will not constitute a claim against the Obligations in the event that cash flow in excess of the amount required to pay the Obligations is insufficient to pay such obligation;

(ff) if such entity is a corporation, it has considered and shall consider the interests of its creditors in connection with all corporate actions;

(gg) except as provided in the Loan documents, does not and will not have any of its obligations guaranteed by any Affiliate; and

(hh) has complied and will comply with all of the terms and provisions contained in its organizational documents. The statement of facts contained in its organizational documents are true and correct and will remain true and correct.

“Spread Maintenance Premium” shall mean an amount equal to the product of (a) the Outstanding Principal Balance being prepaid, multiplied by (b) the applicable percentage set forth on Schedule III attached hereto with respect to the Payment Date on which the prepayment occurs, or, if the prepayment is not made on a Payment Date, the following Payment Date, based upon the Applicable Spread in effect on the date of the prepayment.

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Strike Price” shall mean, as applicable:

(a) with respect to the period commencing on the Closing Date through and including the Initial Maturity Date, four and seventy-five one-hundredths percent (4.75%) per annum; provided, however, that if the Alaris Short Term Lease Extension Date has not occurred on or prior to September 1, 2005, the Strike Price shall be three and nine-tenths percent (3.90%) per annum for the period, commencing on the Payment Date occurring in September, 2005 through and including the Initial Maturity Date;

(b) with respect to the First Extension Term, a rate (expressed as a percentage per annum) equal to the difference between:

(i) the quotient obtained by dividing (x) the Net Cash Flow as of the first day of the First Extension Term, by (y) the Aggregate Outstanding Principal Balance as of such date, and then dividing such resulting quotient by (z) 1.05, and

(ii) the Applicable Spread;

(c) with respect to the Second Extension Term, a rate (expressed as a percentage per annum) equal to the difference between:

(i) the quotient obtained by dividing (x) the Net Cash Flow as of the first day of the Second Extension Term, by (y) the Aggregate Outstanding Principal Balance as of such date, and then dividing such resulting quotient by (z) 1.05, and

(ii) the Applicable Spread; and

(d) with respect to the Third Extension Term, a rate (expressed as a percentage per annum) equal to the difference between:

(i) the quotient obtained by dividing (x) the Net Cash Flow as of the first day of the Third Extension Term, by (y) the Aggregate Outstanding Principal Balance as of such date, and then dividing such resulting quotient by (z) 1.05, and

(ii) the Applicable Spread.

“Survey” shall mean a survey of the Property prepared pursuant to the requirements contained in Section 3.1.3(c) hereof.

“Tax and Insurance Escrow Account” shall have the meaning set forth in Section 7.2 hereof.

“Tax and Insurance Escrow Funds” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.

“Third Extended Maturity Date” shall mean April 9, 2010.

“Third Extension Option” shall have the meaning set forth in Section 2.7.3 hereof.

“Third Extension Term” shall have the meaning set forth in Section 2.7.3 hereof.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Property and insuring the lien of the Mortgage.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“UCC Title Insurance Policy” shall have the meaning set forth in Section 3.1.3(b) hereof.

“Underwritten Debt Service Coverage Ratio” shall mean a ratio for the applicable twelve (12) full calendar month period in which:

(a) the numerator is the Underwritten Net Operating Income for such period; and

(b) the denominator is the greater of (i) the aggregate amount of (x) the debt service due and payable on the Loan for such period (net of any payments made to Borrower pursuant to any Interest Rate Cap Agreement) and (y) the Debt Service due and payable on the Mortgage Loan for such period (net of any payments made to Mortgage Borrower pursuant to any interest rate cap agreement), or (ii) an assumed aggregate debt service for (1) the Loan for such period calculated on the basis of a six and sixty-five one-hundredths percent (6.65%) debt service constant and (2) the Mortgage Loan for such period calculated on the basis of a six and sixty-five one-hundredths percent (6.65%) debt service constant.

“Underwritten Net Operating Income” shall mean, for any twelve (12) full calendar month period, the underwritten Net Cash Flow of the Property determined by Lender in its reasonable discretion in accordance with Lender’s then current underwriting standards for loans of this type and the then current underwriting standards of the Rating Agencies, based upon (i) Qualifying Income actually collected by Mortgage Borrower for the last full calendar month prior to the date of the calculation, annualized, less (ii) Operating Expenses (other than expenses for tenant improvements and leasing commissions), for the trailing twelve full calendar month period and (iii) Capital Expenditures at the annual rate of $0.10 per leasable square foot of space at the Property.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.
“Vacant Space Master Lease” shall have the meaning set forth in Section 3.1.19(a) hereof.

“Vacant Space” shall have the meaning set forth in Section 3.1.19(a) hereof.

“Vacant Space Rent” shall have the meaning set forth in Section 3.1.19(a) hereof.

Section 1.2. Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder”

and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II. GENERAL TERMS

Section 2.1. Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow.  Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make, and Borrower hereby agrees to borrow, the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one disbursement hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note, Pledge Agreement and Loan Documents.  The Loan shall be evidenced by the Note and secured by the Pledge Agreement and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan solely to (a) make an equity contribution to Mortgage Borrower in order to cause Mortgage Borrower to use such amounts for any use permitted pursuant to Section 2.1.4 of the Mortgage Loan Agreement, (b) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender and (c) retain the balance, if any, and/or make upstream distributions to the Operating Partnership.

Section 2.2. Interest Rate.

2.2.1 Interest Generally.  Subject to the provisions of Section 2.2.5 hereof and without limiting the terms thereof, interest on the Outstanding Principal Balance shall accrue from the Closing Date to but excluding the Maturity Date at the Applicable Interest Rate, and thereafter, if not paid in full, at the Default Rate.

2.2.2 Interest Calculation.  Interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the Outstanding Principal Balance.

2.2.3 Determination of Interest Rate. (a)  The Applicable Interest Rate with respect to the Loan shall be: (i) LIBOR plus the Applicable Spread with respect to the applicable Interest Accrual Period for a LIBOR Loan or (ii) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions of Section 2.2.3(c) or (f).

(b) Subject to the terms and conditions of this Section 2.2.3, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the Outstanding Principal Balance at LIBOR plus the Applicable Spread for the applicable Interest Accrual Period. Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the opening of business on the first day on which such change in the Applicable Interest Rate shall become effective, with the understanding that LIBOR shall change only on a Determination Date as set forth in the definition of LIBOR. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(c) In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Accrual Period. If such notice is given, the related outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Accrual Period, to a Prime Rate Loan.

(d) If, pursuant to the terms of this Agreement, any portion of the Loan has been converted to a Prime Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Accrual Period. If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Accrual Period.

(e) With respect to a LIBOR Loan, all payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof (such non-excluded taxes being referred to collectively as “Foreign Taxes”), excluding income and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein (including Puerto Rico). If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.

(f) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (i) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the next succeeding Payment Date or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(g) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(iii) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(g), Lender shall provide Borrower with not less than ninety (90) days’ notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(h) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not the Payment Date immediately following the last day of an Interest Accrual Period with respect thereto or (B) is the Payment Date immediately following the last day of an Interest Accrual Period with respect thereto if Borrower did not give the prior notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate from LIBOR plus the Applicable Spread to the Prime Rate plus the Prime Rate Spread with respect to any portion of the Outstanding Principal Balance then bearing interest at LIBOR plus the Applicable Spread on a date other than the Payment Date immediately following the last day of an Interest Accrual Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in the preceding clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, that Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(i) Lender shall not be entitled to claim compensation pursuant to this Section 2.2.3 for any Foreign Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.2.3, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.2.4 Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to Lender as determined by Lender in its sole discretion.

2.2.5 Default Rate.  In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.6 Usury Savings.  This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7 Interest Rate Cap Agreement. (a)  Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price. The Interest Rate Cap Agreement (i) shall be in a form and substance reasonably acceptable to Lender, (ii) shall be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Mezzanine Cash Management Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Collateral is transferred by secured party sale or otherwise, (iv) shall be for a period equal to the term of the Loan and (v) shall have an initial notional amount equal to the principal balance of the Loan. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Mezzanine Cash Management Account).

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Mezzanine Cash Management Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c) In the event that (i) the Strike Price is modified pursuant to clause (a) of the definition of Strike Price, or (ii) Borrower exercises the First Extension Option, the Second Extension Option or the Third Extension Option, or (iii) Lender notifies Borrower that the Counterparty no longer qualifies as an Acceptable Counterparty, Borrower shall replace, or shall cause the Counterparty to replace, the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement with a LIBOR strike price equal to the applicable Strike Price, (A) which Replacement Interest Rate Cap Agreement shall modify the strike price under the Interest Rate Cap Agreement to the applicable Strike Price in effect on such date (with respect to foregoing clause (i)), (B) which Replacement Interest Rate Cap Agreement shall extend the maturity date set forth in the Interest Rate Cap Agreement to the Fixed Maturity Date (with respect to the foregoing clause (ii)) prior to or on the commencement date of the First Extension Term, the Second Extension Term or the Third Extension Term, as the case may be, or (C) as required due to the occurrence of any of the events listed in the foregoing clause (iii), not later than thirty (30)

days following receipt of notice from Lender of such downgrade, withdrawal or qualification. With respect to each Replacement Interest Rate Cap Agreement, Borrower shall deliver to Lender a Collateral Assignment of Interest Rate Cap Agreement in a form comparable to the Collateral Assignment of Interest Rate Cap Agreement entered into by Borrower as of the date of this Agreement and that has been acknowledged by the Acceptable Counterparty providing the Replacement Interest Rate Cap Agreement.

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, after two (2) Business Days prior written notice to Borrower if the Interest Rate Cap Agreement is being replaced pursuant to Section 2.2.7(c)(iii) hereof, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii) the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 2.3. Loan Payment.

2.3.1 Interest Payments. Borrower shall pay to Lender (a) on the date hereof, an amount equal to interest only at the Applicable Interest Rate on the Outstanding Principal Balance from the Closing Date up to but not including the first Payment Date following the Closing Date, and (b) on each Payment Date thereafter up to and including the Maturity Date, an amount equal to interest only at the Applicable Interest Rate on the Outstanding Principal Balance for the applicable Interest Accrual Period (the “Monthly Interest Payment”).

2.3.2 Payments of Principal. In the event that the Alaris Long Term Extension Date shall not have occurred prior to the Initial Maturity Date and if the Mortgage Loan shall have been paid in full, commencing on April 9, 2007 and on each Payment Date thereafter, Borrower shall pay to Lender the Excess Cash Flow Principal Payment.

2.3.3 Payment on Maturity Date.  Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note and the other Loan Documents.

2.3.4 Late Payment Charge.  If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower by the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law, in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such late payment charge shall be secured by the Pledge Agreement and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment.  Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

2.3.6 Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Interest Accrual Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. Lender shall have the right from time to time, in its sole discretion, upon not less than thirty (30) days prior written notice to Borrower, to change the Payment Date to a different calendar day each month which is not more than five (5) days earlier nor more than five (5) days later than the ninth day of each calendar month; provided, however, that if Lender shall have elected to change the Payment Date as aforesaid, Lender shall have the option, but not the obligation, to adjust the Interest Accrual Period accordingly. All amounts due pursuant to this

Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.7 Alaris Lease Fee. If the Alaris Short Term Lease Extension Date shall not have occurred on or prior to September 1, 2005, Borrower shall pay to Lender on the Payment Date occurring in September, 2005, a fee in an amount equal to one percent (1%) of the original principal balance of the Loan (the “Alaris Lease Fee”), which Alaris Lease Fee shall not be applied to the payment of the Outstanding Principal Balance of the Loan.

Section 2.4. Prepayments.

2.4.1 Voluntary Prepayments. Prior to the Lockout Release Date, the Outstanding Principal Balance may not be prepaid in whole or in part. On any Payment Date occurring on or after the Lockout Release Date, Borrower may, at its option and upon thirty (30) days prior written notice to Lender, prepay the Debt in whole but not in part (except for prepayment in part from any Net Liquidation Proceeds after Debt Service; provided, however, that any such prepayment is accompanied by (a) all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Accrual Period related to the Payment Date next occurring following the date of such prepayment, or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest Accrual Period related to such Payment Date; (b) the Prepayment Premium, if applicable; and (c) all other sums due and payable under this Agreement, the Note and the other Loan Documents, including, but not limited to, the Breakage Costs, if any, and, if an Event of Default has occurred, any late fees and default interest required to be paid by Borrower hereunder as a result thereof and all of Lender’s costs and expenses (including, without limitation, reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment. Notwithstanding anything to the contrary set forth in this Agreement, no prepayment shall be permitted from and including the day following any Payment Date through and including the next Determination Date succeeding such day. If the Prepayment Premium is due to Lender, Lender shall not be obligated to accept any prepayment unless it is accompanied by the Prepayment Premium due in connection therewith. Borrower shall have the right to revoke or rescind in writing any notice of prepayment any time on or before the prepayment date set forth in Borrower’s notice of prepayment provided that Borrower pays to Lender concurrently with each such revocation or rescission the sum of (i) all actual out-of-pocket costs and expenses incurred by Lender in connection with or as a result of such revocation or rescission, plus (ii) a fee in the amount of $25,000.00.

2.4.2 California Waiver. To the extent applicable, Borrower acknowledges that California Civil Code, Section 2954.10 provides, in part, as follows:

“An obligee which accelerates the maturity date of the principal and accrued interest, pursuant to contract, on any loan secured by a . . . deed of trust on real property . . ., upon the conveyance of any right, title or interest in that property, may not claim, exact or collect any charge, fee, or penalty for any prepayment resulting from that acceleration.”

“The provisions of this section shall not apply to [any] loan . . . in which the obligor has expressly waived, in writing, the right to repay in whole or part without penalty, or has expressly agreed, in writing, to the payment of a penalty for prepayment upon acceleration. For any loan executed on or after January 1, 1984, this waiver or agreement shall be separately signed or initialed by the obligor and its enforcement shall be supported by evidence of a course of conduct by the obligee of individual weight to the consideration in that transaction for the waiver or agreement.”

Borrower hereby waives any and all rights of Borrower under California Civil Code, Section 2954.10, as amended from time to time, including the right to prepay the principal owing under the Note or this Agreement without penalty prior to the Maturity Date and the right to raise California Civil Code, Section 2954.10 as a defense to Lender claiming, exacting and collecting any prepayment fee or prepayment premium or any other amount owing by Borrower under the Note, this Agreement, the Pledge Agreement or any other Loan Documents.

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Borrower’s Initials

2.4.3 Prepayments After Default.  If after the occurrence and during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed (a) to have been made on the next occurring Payment Date together with the monthly Debt Service amount calculated at the Default Rate, and (b) if such tender or recovery occurs prior to the Lockout Release Date, a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 and Borrower shall pay, in addition to the Debt, an amount equal to five percent (5%) of the Outstanding Principal Balance to be prepaid or satisfied.

2.4.4 Liquidation Events. (a)  In the event of (i) any Casualty to all or any all or any portion of the Property, (ii) any Condemnation of all or any portion of the Property, (iii) a Transfer of the Property, other than a Transfer in accordance with Section 5.2.10(f) pursuant to which the Loan is assumed by the transferee, (iv) any refinancing of the Property or the Mortgage Loan, or (v) the receipt by Mortgage Borrower of any excess proceeds realized under its owner’s title insurance policy after application of such proceeds by Mortgage Borrower to cure any title defect (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited directly into the Mezzanine Cash Management Account. On each date on which Lender actually receives a distribution of Net Liquidation Proceeds After Debt Service, Borrower shall prepay the Outstanding Principal Balance in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service, together with interest that would have accrued on such amount through the next Payment Date. Any amounts of Net Liquidation Proceeds After Debt Service in excess of the Debt shall be paid to Borrower. Any prepayment received by Lender pursuant to this Section 2.4.4(a) on a date other than a Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Payment Date. Other than following an

Event of Default, no Prepayment Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.4(a)(i) or (ii).

(b) Borrower shall immediately notify Lender of any Liquidation Event once Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of the Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of the Property, on the date on which a commitment for such refinancing has been entered into. The provisions of this Section 2.4.4 shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan or Transfer of the Property set forth in this Agreement, the other Loan Documents and the Mortgage Loan Documents.

Section 2.5. Release of Collateral. (a)  Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release or assignment of any Lien of the Pledge Agreement on the Collateral.

(b) Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note, this Agreement and the other Loan Documents, release the Lien of the Pledge Agreement on the Collateral or assign the Note and Pledge Agreement, each without recourse, covenant or warranty of any nature, express or implied, to a new lender designated by Borrower.

(c) In connection with the release of the Lien of the Pledge Agreement and all other Collateral, Borrower shall submit to Lender, not less than thirty (30) days prior to the Payment Date on which Borrower intends to pay the Loan in full, a release of Lien (and related Loan Documents) for the Collateral for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the Collateral is located and that would be satisfactory to a prudent lender.

Section 2.6. Cash Management.

2.6.1 Lockbox Account. (a)  During the term of the Loan, Borrower shall cause Mortgage Borrower to establish and maintain an account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Mortgage Lender, which Lockbox Account shall be under the sole dominion and control of Mortgage Lender pursuant to and in accordance with the Mortgage Loan Documents.

(b) Borrower shall cause Mortgage Borrower and/or Manager to, deliver irrevocable written instructions to all tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower shall cause Mortgage Borrower and Manager to, deposit all amounts received by Mortgage Borrower or Manager constituting Rents into the Lockbox Account within one (1) Business Day after receipt thereof.

(c) Borrower shall cause Mortgage Borrower to obtain from Lockbox Bank its agreement that Lockbox Bank shall transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every Business Day.

(d) The Lockbox Account shall be an Eligible Account and shall not be commingled with other monies held by Mortgage Borrower or Lockbox Bank.

(e) Borrower shall not permit or cause Mortgage Borrower to further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Mortgage Lender as the secured party, to be filed with respect thereto.

2.6.2 Cash Management Account. During the term of the Loan, Borrower shall cause Mortgage Borrower to establish and maintain a segregated Eligible Account (the “Cash Management Account”) pursuant to the Mortgage Loan Documents to be held by and in trust for the benefit of Mortgage Lender, which Cash Management Account shall be under the sole dominion and control of Mortgage Lender. Borrower shall not cause or permit Mortgage Borrower in any way to alter or modify the Cash Management Account and will notify Lender of the account number thereof. Mortgage Lender shall have the sole right to make withdrawals from the Cash Management Account to be applied in accordance with the Mortgage Loan Documents. All costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Mortgage Borrower. So long as the Mortgage Loan is outstanding, on each Payment Date, Borrower shall cause Mortgage Borrower to enforce the cash distribution priorities and procedures set forth in Section 2.6.2 of the Mortgage Loan Agreement. Borrower shall direct or cause Mortgage Borrower to direct that all cash distributions from the Cash Management Account to be paid to Mortgage Borrower in accordance with the Cash Management Agreement (including the Net Liquidation Proceeds After Debt Service) be deposited into the Mezzanine Cash Management Account.

2.6.3 Mezzanine Cash Management Account. (a)  During the term of the Loan, Borrower shall establish and maintain a segregated Eligible Account (the “Mezzanine Cash Management Account”) to be held in trust and for the benefit of Lender, which Mezzanine Cash Management Account shall be under the sole dominion and control of Lender. The Mezzanine Cash Management Account shall be entitled “MP - Wateridge Plaza Mezzanine, LLC as Borrower for the benefit of Nomura Credit & Capital, Inc., its successors and assigns, as Lender, pursuant to Loan Agreement dated as of March 15, 2005 - Mezzanine Cash Management Account”. Borrower hereby grants to Lender a first priority security interest in the Mezzanine Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Mezzanine Cash Management Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Mezzanine Cash Management Account. Lender shall have the sole right to make withdrawals from the Mezzanine Cash Management Account and all costs and expenses for establishing and maintaining the Mezzanine Cash Management Account shall be paid by Borrower.

(b) The insufficiency of funds on deposit in the Mezzanine Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

2.6.4 Disbursements from Mezzanine Cash Management Account.

(a) So long as the Mortgage Loan is outstanding and provided no Event of Default shall have occurred and be continuing, on each Payment Date (or if such Payment Date is not a Business Day, on the immediately preceding Business Day) all funds on deposit in the Mezzanine Cash Management Account shall be applied by Lender to the payment of the following items in the order indicated, in each case to the extent sufficient funds remain therefor:

(i) First, to Lender to pay the Monthly Interest Payment payable on such Payment Date and all then delinquent interest on the Loan computed at the Applicable Interest Rate;

(ii) Second, to Lender to pay all other amounts then due and payable under the Loan Documents other than the Excess Cash Flow Principal Payment; and

(iii) Third, amounts remaining in the Mezzanine Cash Management Account, if any, on any Payment Date after making the distributions set forth in Section 2.6.4(a)(i) and (ii) hereof shall be disbursed on the second Business Day following such Payment Date to Borrower.

(b) Upon repayment in full of the Mortgage Loan, if the Loan or any portion thereof is outstanding, Borrower shall cause Mortgage Borrower to amend the agreement with the Lockbox Bank to provide that the Lockbox Bank shall transfer to the Mezzanine Cash Management Account (rather than the Mortgage Cash Management Account) in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account on the last Business Day of each week throughout the term of the Loan. In addition, in such event, all sums on deposit in the Mortgage Cash Management Account shall be transferred to the Mezzanine Cash Management Account, whereupon any such funds constituting Mortgage Loan Reserve Funds shall be deposited in the corresponding Reserve Fund established pursuant to this Agreement, with any other funds being disbursed as hereinafter provided. In such event, provided no Event of Default shall have occurred and be continuing, on each Payment Date (or if such Payment Date is not a Business Day, on the immediately preceding Business Day) all funds on deposit in the Mezzanine Cash Management Account shall be applied by Lender to the payment of the following items in the order indicated, in each case to the extent sufficient funds remain therefor:

(i) First, payments in respect of the Tax and Insurance Escrow Funds in accordance with the terms and conditions of Section 7.2 hereof;

(ii) Second, to Lender to pay the Monthly Interest Payment payable on such Payment Date and all then delinquent interest on the Loan computed at the Applicable Interest Rate;

(iii) Third, payment to Lender of (or reimbursement of Lender for) any reasonable miscellaneous fees or expenses (including, without limitation, any “protective advances” made by Lender in respect of the Loan) then due and payable pursuant to the terms of the Loan Documents;

(iv) Fourth, to Lender to pay all other amounts then due and payable under the Loan Documents, other than the Excess Cash Flow Principal Payment;

(v) Fifth, payments for monthly Cash Expenses incurred (A) until such time as there shall exist an applicable Approved Annual Budget, pursuant to a written request for payment submitted by Borrower to Lender specifying the individual Cash Expenses, which request and the requested Cash Expenses shall be in form and substance reasonably acceptable to Lender in its sole discretion or (B) after such time as there shall exist an Approved Annual Budget, in accordance with the Approved Annual Budget pursuant to a written request for payment submitted by Borrower to Lender specifying the individual Cash Expenses, which request shall be in a form reasonably acceptable to Lender;

(vi) Sixth, payments for Extraordinary Expenses reasonably approved by Lender, if any;

(vii) Seventh, during the existence of an Alaris Sweep Period, but after the Initial Maturity Date, only if the Additional Extension Conditions shall have been satisfied prior to the Initial Maturity Date, payment of all amounts remaining in the Mezzanine Cash Management Account after payment of amounts required to fully fund items (i) through (vi) above (the “Excess Cash Flow”) into the Alaris Reserve Account;

(viii) Eighth, in the event that the Additional Extension Conditions have not been satisfied prior to the Initial Maturity Date, and whether or not such Additional Extension Conditions shall have been satisfied thereafter, all Excess Cash Flow (“the “Excess Cash Flow Principal Payment”) shall be applied throughout the First Extension Term, the Second Extension Term and the Third Extension Term to prepay the Outstanding Principal Balance of the Loan.; and

(ix) Ninth, amounts remaining in the Mezzanine Cash Management Account, if any, on any Payment Date after making the distributions set forth in Section 2.6.4(b)(i) through (viii) hereof shall be disbursed on the second Business Day following such Payment Date to Borrower.

(c) Notwithstanding the foregoing, following the occurrence and during the continuance of an Event of Default, all funds on deposit in the Mezzanine Cash Management Account may be applied by Lender in such order and priority as Lender shall determine.

(d) Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Tax and Insurance Escrow Funds and any other payment reserves established pursuant to this Agreement or any other Loan Document shall be deemed satisfied to the extent sufficient amounts are deposited in the Mezzanine Cash Management Account to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 2.7. Extension of Maturity Date.

2.7.1 First Extension Option. Borrower shall have the right to extend the Initial Maturity Date to the First Extended Maturity Date (the “First Extension Option”; and the period commencing on the Initial Maturity Date and ending on the First Extended Maturity Date being referred to herein as the “First Extension Term”), provided that all of the following requirements are satisfied:

(a) Borrower delivers written irrevocable notice to Lender not more than ninety (90) days and not less than thirty (30) days prior to the Initial Maturity Date advising that Borrower is exercising the First Extension Option;

(b) No Default, Mortgage Loan Default, Event of Default or Mortgage Loan Event of Default exists as of the date Borrower exercises the First Extension Option and as of the commencement date of the First Extension Term;

(c) If the Interest Rate Cap Agreement is scheduled to mature prior to the First Extended Maturity Date, Borrower shall obtain, deliver and assign the benefit thereof to Lender not later than one (1) Business Day immediately preceding the first day of the First Extension Term, one or more Replacement Interest Rate Cap Agreements from an Acceptable Counterparty, which Replacement Interest Rate Cap Agreement shall (i) be effective commencing on the first day of the First Extension Term, (ii) have a LIBOR strike price equal to the applicable Strike Price, and (iii) have a maturity date not earlier than the First Extended Maturity Date;

(d) Borrower shall have extended the term of the Mortgage Loan, if the Mortgage Loan is still outstanding, to a maturity date not earlier than the First Extended Maturity Date in accordance with the terms of the Mortgage Loan Agreement;

(e) Both (i) the Additional Extension Conditions shall have been satisfied (except as set forth in clause (h) below), and (ii) substantially all of the 51,519 square feet of space currently leased to Quintiles, Inc. (the "Quintiles Space") has been leased to tenants approved by Lender in its reasonable discretion pursuant to Leases approved by Lender in its reasonable discretion for a minimum of two (2) years beyond the First Extended Maturity Date, and Lender has received evidence reasonably acceptable to Lender (which evidence shall include tenant estoppel certificates executed by the applicable tenants addressing, among other things, the following matters in form and substance reasonably acceptable to Lender, that (A) such

Lease is in full force and effect and no default by the landlord or the tenant is continuing under any such Lease, and (B) such tenants are in occupancy of their demised premises, and have commenced paying full unabated Rent); provided, however, that the foregoing condition set forth in this clause (e)(ii) (but not clause (e)(i)) shall be deemed satisfied if, as of the Initial Maturity Date, the Underwritten Debt Service Coverage Ratio (which shall be calculated excluding Rents payable under the Vacant Space Master Lease) is greater than 1.10:1.0;

(f) Borrower executes and delivers to Lender an amendment to this Agreement, reasonably acceptable to Lender in all respects, which confirms the date to which the Initial Maturity Date has been extended (without any other amendments or confirmations);

(g) Borrower reimburses Lender for all costs and expenses reasonably incurred by Lender in processing the extension request, including, without limitation, reasonable legal fees and expenses; and

(h) In the event that the Additional Extension Conditions have not been satisfied prior to the Initial Maturity Date, the following additional terms and conditions shall apply:

(i) Borrower shall pay to Lender on the Initial Maturity Date, an extension fee equal to three-eighths of one percent (0.375%) of the Outstanding Principal Balance of the Loan;

(ii) the Applicable Interest Rate for the First Extension Term shall be the greater of the Applicable Interest Rate determined in accordance with Section 2.2.3 hereof or the Minimum Extension Interest Rate;

(iii) all Excess Cash Flow during the First Extension Term shall be applied to pay the Outstanding Principal Balance of the Loan in accordance with the provisions of Section 2.6.4(b)(viii); and

(iv) the Vacant Space Master Lease shall be in full force and effect and shall demise the Alaris Space to the Operating Partnership in accordance with the terms and conditions of Sections 3.1.19(a) and (b) hereof.

2.7.2 Second Extension Option. Provided Borrower has properly exercised the First Extension Option, Borrower shall have the right to extend the First Extended Maturity Date to the Second Extended Maturity Date (the “Second Extension Option”; and the period commencing on the First Extended Maturity Date and ending on the Second Extended Maturity Date being referred to herein as the “Second Extension Term”), provided that all of the following requirements are satisfied:

(a) Borrower delivers written irrevocable notice to Lender not more than ninety (90) days and not less than thirty (30) days prior to the First Extended Maturity Date advising that Borrower is exercising the Second Extension Option;

(b) No Default, Mortgage Loan Default, Event of Default or Mortgage Loan Event of Default exists as of the date Borrower exercises the Second Extension Option and as of the commencement date of the Second Extension Term;

(c) If the Interest Rate Cap Agreement is scheduled to mature prior to the Second Extended Maturity Date, Borrower shall obtain, deliver and assign the benefits thereof to Lender not later than one (1) Business Day immediately preceding the first day of the Second Extension Term, one or more Replacement Interest Rate Cap Agreements from an Acceptable Counterparty, which Replacement Interest Rate Cap Agreement shall (i) be effective commencing on the first day of the Second Extension Term, (ii) have a LIBOR strike price equal to the applicable Strike Price, and (iii) have a maturity date not earlier than the Second Extended Maturity Date;

(d) Borrower shall have extended the term of the Mortgage Loan to a maturity date not earlier than the Second Extended Maturity Date in accordance with the terms of the Mortgage Loan Agreement;

(e) Both (i) the Additional Extension Conditions shall have been satisfied (except as set forth in clause (h) below) and (ii) substantially all of the Quintiles Space has been leased to tenants approved by Lender in its reasonable discretion pursuant to Leases and otherwise approved by Lender in its reasonable discretion for a minimum of two (2) years beyond the Second Extended Maturity Date, and Lender has received evidence reasonable acceptable to Lender (which evidence shall include tenant estoppel certificates executed by the applicable tenants addressing, among other things, the following matters in form and substance reasonably acceptable to Lender), that (A) such Lease is in full force and effects and no default by the landlord or the tenant is continuing under any such Lease, and (B) such tenants are in occupancy of their demised premises, and have commenced paying full unabated Rent; provided, however, that the foregoing condition set forth in this clause (e)(ii) (but not clause (e)(i)) shall be deemed satisfied if, as of the First Extended Maturity Date, the Underwritten Debt Service Coverage Ratio (which shall be calculated excluding Rents payable under the Vacant Space Master Lease) is greater than 1.10:1.0;

(f) Borrower executes and delivers to Lender an amendment to this Agreement, reasonably acceptable to Lender in all respects, which confirms the date to which the First Extended Maturity Date has been extended (without any other amendments or confirmations);

(g) Borrower reimburses Lender for all costs and expenses reasonably incurred by Lender in processing the extension request, including, without limitation, reasonable legal fees and expenses; and

(h) In the event that the Additional Extension Conditions have not been satisfied prior to the Initial Maturity Date, the following additional terms and conditions shall apply:

(i) Borrower shall pay to Lender on the First Extended Maturity Date, an extension fee equal to three-eighths of one percent (0.375%) of the Outstanding Principal Balance of the Loan;

(ii) the Applicable Interest Rate for the Second Extension Term shall be the greater of the Applicable Interest Rate determined in accordance with Section 2.2.3 hereof or the Minimum Extension Interest Rate;

(iii) all Excess Cash Flow during the Second Extension Term shall be applied to pay the Outstanding Principal Balance of the Loan in accordance with the provisions of Section 2.6.4(b)(viii); and

(iv) the Vacant Space Master Lease shall be in full force and effect and shall demise the Alaris Space to the Operating Partnership in accordance with the terms and conditions of Sections 3.1.19(a) and (b) hereof.

2.7.3 Third Extension Option. Provided Borrower has properly exercised the First Extension Option and the Second Extension Option, Borrower shall have the right to extend the Second Extended Maturity Date to the Third Extended Maturity Date (the “Third Extension Option”; and the period commencing on the Second Extended Maturity Date and ending on the Third Extended Maturity Date being referred to herein as the “Third Extension Term”), provided that all of the following requirements are satisfied:

(a) Borrower delivers written irrevocable notice to Lender not more than ninety (90) days and not less than thirty (30) days prior to the Second Extended Maturity Date advising that Borrower is exercising the Third Extension Option;

(b) No Default, Mortgage Loan Default, Event of Default or Mortgage Loan Event of Default exists as of the date Borrower exercises the Third Extension Option and as of the commencement date of the Third Extension Term;

(c) If the Interest Rate Cap Agreement is scheduled to mature prior to the Third Extended Maturity Date, Borrower shall obtain, deliver and assign the benefits thereof to Lender not later than one (1) Business Day immediately preceding the first day of the Third Extension Term, one or more Replacement Interest Rate Cap Agreements from an Acceptable Counterparty, which Replacement Interest Rate Cap Agreement shall (i) be effective commencing on the first day of the Third Extension Term, (ii) have a LIBOR strike price equal to the applicable Strike Price, and (iii) have a maturity date not earlier than the Third Extended Maturity Date;

(d) Borrower shall have extended the term of the Mortgage Loan to a maturity date not earlier than the Third Extended Maturity Date in accordance with the terms of the Mortgage Loan Agreement;

(e) Both (i) the Additional Extension Conditions shall have been satisfied (except as set forth in clause (h) below), and (ii) substantially all of the Quintiles Space has been leased to tenants approved by Lender in its reasonable discretion pursuant to Leases approved by Lender in its reasonable discretion for a minimum of two (2) years beyond the Third Extended

Maturity Date, and Lender has received evidence reasonable acceptable to Lender (which evidence shall include tenant estoppel certificates executed by the applicable tenants addressing, among other things, the following matters in form and substance reasonably acceptable to Lender) that (A) such Lease is in full force and effects and no default by the landlord or the tenant is continuing under any such Lease, and (B) such tenants are in occupancy of their demised premises and have commenced paying full unabated Rent; provided, however, that the foregoing condition set forth in clause (e)(ii) (but not clause (e)(i)) shall be deemed satisfied if, as of the Second Extended Maturity Date, the Underwritten Debt Service Coverage Ratio (which shall be calculated excluding Rents payable under the Vacant Space Master Lease) is greater than 1.10:1.0;

(f) Borrower executes and delivers to Lender an amendment to this Agreement, reasonably acceptable to Lender in all respects, which confirms the date to which the Second Extended Maturity Date has been extended (without any other amendments or confirmations);

(g) Borrower reimburses Lender for all costs and expenses reasonably incurred by Lender in processing the extension request, including, without limitation, reasonable legal fees and expenses; and

(h) In the event that the Additional Extension Conditions have not been satisfied prior to the Initial Maturity Date, the following additional terms and conditions shall apply:

(i) Borrower shall pay to Lender on the Second Extended Maturity Date, an extension fee equal to three-eighths of one percent (0.375%) of the Outstanding Principal Balance of the Loan;

(ii) the Applicable Interest Rate for the Third Extension Term shall be the greater of the Applicable Interest Rate determined in accordance with Section 2.2.3 hereof or the Minimum Extension Interest Rate;

(iii) all Excess Cash Flow during the Third Extension Term shall be applied to pay the Outstanding Principal Balance of the Loan in accordance with the provisions of Section 2.6.4(b)(viii); and

(iv) the Vacant Space Master Lease shall be in full force and effect and shall demise the Alaris Space to the Operating Partnership in accordance with the terms and conditions of Sections 3.1.19(a) and (b) hereof.

III. CONDITIONS PRECEDENT

Section 3.1. Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date (all of which conditions shall be deemed satisfied or waived by Lender’s funding of the Loan, unless Borrower has specifically agreed in writing to cause such condition to occur after the Closing Date):

3.1.1 Representations and Warranties; Compliance with Conditions.  The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

3.1.2 Loan Agreement and Note.  Lender shall have received a copy of this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrower.

3.1.3 Delivery of Loan Documents; Title Insurance; Reports; Leases.

(a) Pledge Agreement. Lender shall have received from Borrower fully executed and acknowledged counterparts of the Pledge Agreement and delivery of the Pledged Company Interests, the UCC Financing Statements and such other documents required pursuant to the Pledge Agreement, in the reasonable judgment of Lender, so as to effectively create valid and enforceable Liens upon the Collateral, of the requisite priority, in favor of Lender, subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Lender shall have also received from Borrower fully executed counterparts of the other Loan Documents.

(b) Title Insurance. Lender shall have received a UCC Title Insurance Policy (the “UCC Title Insurance Policy”) issued by a title company acceptable to Lender and dated as of the Closing Date, with reinsurance and direct access agreements acceptable to Lender. Such UCC Title Insurance Policy shall (i) provide coverage in amounts satisfactory to Lender, (ii) insure Lender that the Pledge Agreement and the documents executed and delivered in connection therewith create a valid lien on the Collateral of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured. The UCC Title Insurance Policy shall be assignable. Lender also shall have received evidence that all premiums in respect of such UCC Title Insurance Policy have been paid.

(c) Survey. Lender shall have received a current Survey, certified to the title company and Lender and their successors and assigns, in form and content satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the Accuracy Standards for ALTA/ACSM Land Title Surveys as adopted by ALTA, American Congress on Surveying & Mapping and National Society of Professional Surveyors in 1999. The Survey shall reflect the same legal description contained in the Title Insurance Policy. The surveyor’s seal shall be affixed to the Survey and the surveyor shall provide a certification for the Survey in form and substance acceptable to Lender.

(d) Insurance. Lender shall have received valid certificates of insurance for the Policies required hereunder, satisfactory to Lender in its sole discretion. Lender shall be included as an “additional insured” under such Policies and Lender shall have received evidence of the payment of all Insurance Premiums payable for the existing policy period.

(e) Environmental Reports. Lender shall have received a Phase I environmental report (and, if recommended by the Phase I environmental report, a Phase II environmental report) in respect of the Property, satisfactory in form and substance to Lender.

(f) Mortgage Loan Documents. The Mortgage Loan Documents shall have been duly authorized, executed and delivered by all parties thereto, the Mortgage Loan shall have been contemporaneously funded and Lender shall have received and approved certified copies thereof. All of the conditions precedent set forth in Article III of the Mortgage Loan Agreement shall have been satisfied and the Mortgage Loan shall have closed and been fully advanced in accordance therewith.

(g) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date on the Collateral and with respect to the Pledge Agreement and Lender shall have received satisfactory evidence thereof.

3.1.4 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to Lender, and shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

3.1.5 Delivery of Organizational Documents. Borrower shall deliver or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to Borrower, Mortgage Borrower and Principal and/or their formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and Mortgage Loan, as applicable, and incumbency certificates as may be reasonably requested by Lender.

3.1.6 Opinions of Borrower’s Counsel.  Lender shall have received opinions from Borrower’s counsel (a) with respect to non-consolidation as set forth in the Insolvency Opinion, (b) with respect to perfection of the Collateral and (c) with respect to the due execution, authority, enforceability of the Loan Documents and such other matters as Lender may reasonably require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their reasonable discretion.

3.1.7 Budgets.  Borrower shall have delivered, and Lender shall have approved, the Annual Budget for the current Fiscal Year.

3.1.8 Basic Carrying Costs.  Borrower shall have caused Mortgage Borrower to have paid all Basic Carrying Costs relating to the Property which are in arrears, including without limitation, (a) accrued but unpaid Insurance Premiums, (b) currently due Taxes

(including any in arrears) and (c) currently due Other Charges, which amounts shall be funded with proceeds of the Loan.

3.1.9 Completion of Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and the other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

3.1.10 Payments.  All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

3.1.11 Tenant Estoppels. Lender shall have received certified copies of the executed tenant estoppel letters required to be delivered in connection with the Mortgage Loan.

3.1.12 Transaction Costs.  Borrower shall have paid or reimbursed Lender for all UCC Title Insurance Policy premiums, recording and filing fees, costs of environmental reports, Physical Conditions Reports, appraisals and other reports, the fees and costs of Lender’s counsel and all other third party out-of-pocket expenses incurred in connection with the origination of the Loan to the extent such costs and expenses relating to third party costs have not already been paid or reimbursed by Mortgage Borrower to Mortgage Lender.

3.1.13 Material Adverse Change.  There shall have been no material adverse change in the financial condition or business condition of Borrower, Mortgage Borrower, Principal, Guarantor, the Collateral or the Property since the date of the most recent financial statements delivered to Lender. The income and expenses of the Property, the occupancy thereof, and all other features of the transaction shall be as represented to Lender without material adverse change. None of Borrower, Mortgage Borrower, Principal, Guarantor or any of their respective constituent Persons shall be the subject of any Bankruptcy Action.

3.1.14 Leases and Rent Roll.  Lender shall have received copies of all Leases and certified copies of any Leases as requested by Lender. Lender shall have received a current certified rent roll of the Property, reasonably satisfactory in form and substance to Lender.

3.1.15 Physical Conditions Report.  Lender shall have received a Physical Conditions Report, which report shall be satisfactory in form and substance to Lender.

3.1.16 Management Agreement.  Lender shall have received a copy of the Management Agreement, which shall be satisfactory in form and substance to Lender. The fee payable to Manager shall not exceed three and one-half percent (3.5%) of Gross Income from Operations per annum (excluding any Rents payable under the Vacant Space Master Lease). The Management Agreement shall also provide that all of Manager’s rights under the Management Agreement are subordinate to the Lien of the Pledge Agreement and the rights of Lender.

3.1.17 Appraisal.  Lender shall have received an appraisal of the Property, which shall be satisfactory in form and substance to Lender.

3.1.18 Financial Statements.  Lender shall have received a balance sheet with respect to the Property for the two (2) most recent Fiscal Years and statements of income and statements of cash flows with respect to the Property for the three (3) most recent Fiscal Years, each in form and substance satisfactory to Lender.

3.1.19 Vacant Space Master Lease. (a) Mortgage Borrower shall have entered into a Lease (the “Vacant Space Master Lease”) with the Operating Partnership for the 21,678 square feet of vacant space (the “Vacant Space”) at the Property, which Vacant Space Master Lease shall provide for the payment of an annual Full Service Gross Rent of $616,522.32 (the “Vacant Space Rent”) (payable in monthly installments), provides for a term expiring on April 9, 2006 and is otherwise in form and substance satisfactory to Lender. Lender will consent to a reduction of the Rent payable by the Operating Partnership under the Vacant Space Master Lease for the Vacant Space on the first day of each calendar quarter commencing on July 1, 2005 (each such quarterly date, an “Adjustment Date”) to the extent of the Rents payable under Leases executed by Mortgage Borrower since the preceding Adjustment Date (or, with respect to the first Adjustment Date, since the Closing Date), if such Leases (i) demise the Vacant Space (or portions thereof), (ii) have a term of not less than least five (5) years, (iii) are with tenants approved by Lender in its reasonable discretion who are in occupancy of their premises and paying full unabated Rent, (iv) are not in default, and (v) comply with the terms and provisions of Section 5.1.20 hereof and are otherwise approved by Lender in its reasonable discretion, all as evidenced to the reasonable satisfaction of Lender (such evidence to include a copy of the applicable Lease and tenant estoppel certificates executed by the applicable tenants in form and substance reasonably acceptable to Lender). Any Lease meeting the requirements of the preceding sentence is referred to herein as a “New Vacant Space Lease”. At such time as Mortgage Borrower has entered into New Vacant Space Leases providing for the payment of Full Service Gross Rent in an amount equal to or greater than the Vacant Space Rent and has satisfied each of the conditions set forth above in this Section with respect to each such New Vacant Space Lease, Lender shall consent to the termination of the Vacant Space Master Lease.

(b) The Vacant Space Master Lease shall also provide that (i) in the event that the Alaris Short Term Lease Extension Date has not occurred on or prior to September 1, 2005, the Vacant Space Master Lease shall demise the Alaris Space to the Operating Partnership for a term commencing on September 1, 2005 and expiring on March 1, 2011 and (ii) in the event that the Alaris Short Term Lease Extension Date shall have occurred on or prior to September 1, 2005, but on the Initial Maturity Date, the Additional Extension Conditions have not been satisfied, the Vacant Space Master Lease shall demise the Alaris Space to the Operating Partnership for a term commencing on the first day following the expiration of the Alaris Lease and expiring on March 1, 2011. The annual Rent payable by the Operating Partnership under the Vacant Space Master Lease with respect to the Alaris Space shall be the greater of (A) an amount equal to the base Rent set forth on Schedule IV attached hereto for the corresponding year of the Lease, plus a pro-rata shares of Taxes, Insurance Premiums and any other costs and expenses of owning, operating and maintaining the Property, payable in equal monthly installments on the first (1st) day of each calendar month commencing with the first day of September, 2005, or (B) an amount equal to the Deficient NCF Amount, payable in equal monthly installments on the first (1st) day of each calendar month commencing on September 1, 2005 (in the case of a Vacant Space Master Lease arising under clause(i), above) or on March 1, 2008 (in the case of a Vacant Space Master Lease arising under clause (ii), above). During the period from September 1, 2005 to February 28, 2006, all Rent payable under both the Alaris Lease and the Vacant Space Master Lease with respect to the Alaris Space shall be deposited in the Lockbox Account and applied in accordance with the provision of this Agreement and the Cash Management Agreement. On each Adjustment Date occurring after October 1, 2005, Lender will consent to a reduction of the Rent payable by the Operating Partnership under the Vacant Space Master Lease for the Alaris Space calculated pursuant to clause (A) above, to the extent of the Rents payable under Leases executed by Mortgage Borrower since the preceding Adjustment Date (or, with respect to the first Adjustment Date, since the Closing Date), which Leases (1) demise the Alaris Space (or portions thereof), (2) have a term of not less than five (5) years and provide for base Rents and reimbursements for Taxes, Insurance Premiums and costs of owning, maintaining and operating the Property equal to or greater than the base Rent and reimbursements payable under the Vacant Space Master Lease for the Alaris Space, (3) are with tenants approved by Lender in its reasonable discretion who are in occupancy of their premises and paying full unabated Rent, (4) are not in default, and (5) have otherwise been approved by Lender in its reasonable discretion, all as evidenced to the reasonable satisfaction of Lender (such evidence to include a copy of the applicable Lease and tenant estoppel certificates executed by the applicable tenants in form and substance reasonably acceptable to Lender), and the annual Rent payable by the Operating Partnership under the Vacant Space Master Lease with respect to the Alaris Space pursuant to clause (B) above shall be increased or decreased, as applicable, to the then current Deficient NCF Amount. Any Lease meeting the requirements of the preceding sentence is referred to herein as a “New Alaris Space Lease”. At such time, if ever, as Mortgage Borrower has entered into New Alaris Space Leases providing for the payment of base Rents and reimbursements in an amount equal to or greater than the Alaris Space Rent and has satisfied each of the conditions set forth above in this Section with respect to each such New Alaris Space Lease, Lender shall consent to the termination of the Vacant Space Master Lease with respect to the Alaris Space.

3.1.20 Further Documents. Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

IV. REPRESENTATIONS AND WARRANTIES

Section 4.1. Borrower Representations. Borrower represents and warrants as of the date hereof and as of the Closing Date that:

4.1.1 Organization.  Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of Mortgage Borrower. The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule II.

4.1.2 Proceedings.  Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts.  The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation.  There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower, Mortgage Borrower, Principal, Guarantor or the Property, which actions, suits or proceedings, if determined against Borrower, Mortgage Borrower, Principal, Guarantor or the Property, might materially adversely affect the condition (financial or otherwise) or business of Borrower, Principal or Guarantor or the condition or ownership of the Property.

4.1.5 Agreements.  Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower, Mortgage Borrower, the Property or the Collateral, Mortgage Borrower or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Neither Borrower nor Mortgage Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Mortgage Borrower, the Collateral or the Property are bound. Neither Borrower nor Mortgage Borrower has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or Mortgage Borrower is a party or by which Borrower, Mortgage Borrower, the Collateral or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (t) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents and the Mortgage Loan Documents, as applicable.

4.1.6 Title.  The Pledgor under the Pledge Agreement is the record and beneficial owner of, and Borrower has good and marketable title to the Collateral, free and clear of all Liens whatsoever except the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Pledge Agreement, together with the UCC Financing Statements relating to the Collateral, will create a valid lien on, and security interest in and to, the Collateral, all in accordance with the terms thereof. To Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Mortgage Loan Documents.

4.1.7 Solvency.  Borrower has (a) not entered into the transaction contemplated by this Agreement or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No petition in bankruptcy has been filed against Borrower, Mortgage Borrower, Principal, Guarantor or any of their respective constituent Persons, and none of Borrower, Mortgage Borrower, Principal, Guarantor or any of their respective constituent Persons has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower, Mortgage Borrower, Principal, Guarantor or any of their respective constituent Persons is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it, Mortgage Borrower, Principal, Guarantor or any of their respective constituent Persons.

4.1.8 Full and Accurate Disclosure.  No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, Borrower, the Collateral, Mortgage Borrower, Principal, Guarantor, the Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9 No Plan Assets.  Borrower does not sponsor, is not obligated to contribute to and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition,

(a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement, including, but not limited to the exercise by Lender of any of its rights under the Loan Documents.

4.1.10 Compliance.  Borrower and, to Borrower’s knowledge, the Property (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower, or any other Person in occupancy of or involved with the operation or use of the Property, any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11 Financial Information.  All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower, the Collateral, Mortgage Borrower or the Property in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of the Property as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on Borrower, the Collateral, Mortgage Borrower or the Property or the operation thereof as an office building, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Mortgage Borrower or Borrower from that set forth in said financial statements.

4.1.12 Condemnation.  No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of any roadway providing access to the Property.

4.1.13 Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Intentionally Omitted.

4.1.15 Not a Foreign Person.  Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16 Intentionally Omitted.

4.1.17 Enforceability.  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Principal or Guarantor, including, without limitation, the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and none of Borrower, Principal or Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.18 No Prior Assignment.  There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding. There are no prior assignments of the Collateral that are presently outstanding except in accordance with the Loan Documents.

4.1.19 Insurance.  Borrower has obtained and has delivered to Lender certificates for all Policies required hereunder, with all premiums currently payable paid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any such Policies, and no Person, including Borrower and Mortgage Borrower, has done, by act or omission, anything that would impair the coverage of any such Policies.

4.1.20 Mortgage Loan Representations and Warranties. All of the representations and warranties contained in the Mortgage Loan Documents are hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver amendment or other modification thereof by the Mortgage Lender or to whether the related Mortgage Loan Document has been terminated, unless otherwise consented to in writing by Lender.

4.1.21 Equity Contribution. Guarantor has made or caused to be made a contribution of cash equity to Mortgage Borrower in an amount equal to no less than Ten Thousand Dollars ($10,000.00), which amount shall not be distributed to any constituent Person of Mortgage Borrower.

4.1.22 No Contractual Obligations. Other than the Loan Documents, as of the date of this Agreement, Borrower is not subject to any Contractual Obligations and has not entered into any agreement, instrument or undertaking by which it or its assets are bound, or has incurred any Indebtedness, and prior to the date of this Agreement neither Borrower nor any of its Affiliates has entered into any Contractual Obligation, or any agreement, instrument or undertaking by which it or its assets are bound or incurred any Indebtedness.

4.1.23 Affiliates. Effective as of the consummation of the transactions contemplated by this Agreement, the sole member of Borrower is Maguire Properties Holdings

II, LLC, which owns one hundred percent (100%) of the limited liability company interests in Borrower. Borrower does not have any subsidiaries except as set forth in Schedule II.

4.1.24 Operating Company Status. Borrower qualifies as an “operating company,” as such term is defined in the regulation issued by the U.S. Department of Labor known as the “plan assets regulation,” 29 C.F.R. §2510.3-101 and, as long as the Loan is outstanding, Borrower will remain at all times an operating company, as so defined.

4.1.25 Intentionally Omitted.

4.1.26 Leases.  The Property is not subject to any Leases other than the Leases described in Schedule I attached hereto and made a part hereof. Mortgage Borrower is the owner of the landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto. No Rent (excluding security deposits) has been paid more than one (1) month in advance of its due date. All work to be performed by Mortgage Borrower under each Lease has been performed as required in such Lease and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant has already been received by such tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. Except as provided in Schedule I attached hereto, no tenant listed on Schedule I attached hereto has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the Property of which the leased premises are a part. No tenant under any Lease has any right or option for additional space in the Improvements.

4.1.27 Intentionally Omitted.

4.1.28 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the Closing Date is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the State of Delaware.

4.1.29 Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Collateral to Borrower have been paid. All recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Pledge Agreement, have been paid or are being paid simultaneously herewith, and, under current Legal Requirements, the Loan Documents are enforceable in accordance with their respective terms by

Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30 Special Purpose Entity/Separateness. (a)  Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity, (ii) Mortgage Borrower is, shall be and shall continue to be a Special Purpose Entity, and (iii) Principal is, shall be and shall continue to be a Special Purpose Entity.

(b) The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. Borrower has complied and will comply with, and Mortgage Borrower and Principal have complied and Borrower will cause Mortgage Borrower and Principal to comply with, all of the assumptions made with respect to Borrower, Mortgage Borrower and Principal in the Insolvency Opinion. Borrower will have complied and will comply with, Mortgage Borrower and Principal will have complied with, and Borrower shall cause Mortgage Borrower and Principal to comply with, all of the assumptions made with respect to Borrower, Mortgage Borrower and Principal in any Additional Insolvency Opinion. Each entity other than Borrower, Mortgage Borrower and Principal with respect to which an assumption shall be made in the Insolvency Opinion or in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in the Insolvency Opinion or any such Additional Insolvency Opinion.

4.1.31 Management Agreement.  The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32 Illegal Activity.  No portion of the Property or the Collateral has been or will be purchased with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure.  All information submitted by Borrower to Lender including, but not limited to, all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations and/or the financial condition of Mortgage Borrower or Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act.  Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal or Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such United States laws, with the result that the investment in Mortgage Borrower, Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is or would be prohibited by law (each, an “Embargoed Person”) or the Loan made by Lender is or would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in Mortgage Borrower, Borrower, Principal or Guarantor, as applicable, with the result that the investment in Mortgage Borrower, Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is or would be prohibited by law or the Loan is or would be in violation of law, and (c) none of the funds of Mortgage Borrower, Borrower, Principal or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Mortgage Borrower, Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is or would be prohibited by law or the Loan is or would be in violation of law.

4.1.36 Mezzanine Cash Management Account. (a)  This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Mezzanine Cash Management Account in favor of Lender, which security interest is prior to all other Liens and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents, Borrower has not sold or otherwise conveyed the Mezzanine Cash Management Account.

(b) The Mezzanine Cash Management Account constitutes a “deposit account” within the meaning of the Uniform Commercial Code of the State of New York.

(c) The Mezzanine Cash Management Account is in the name of Borrower, as pledgor, or Lender, as pledgee.

4.1.37 Vacant Space Master Lease. The Vacant Space Master Lease is in full force and effect and there are no uncured defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The copy of the Vacant Space Master Lease delivered to Lender is true and complete, and there are no oral agreements with respect thereto.

Section 4.2. Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V. BORROWER COVENANTS

Section 5.1. Affirmative Covenants. From the date hereof and until payment and performance in full of all Obligations, or the earlier release of the Lien of the Pledge Agreement (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements.  Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and cause Mortgage Borrower to comply with all Legal Requirements applicable to Borrower, Mortgage Borrower, the Collateral and the Property. There shall never be committed by Borrower and Borrower shall not permit Mortgage Borrower to permit any other Person in occupancy of or involved with the operation or use of the Property or the Collateral to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Collateral, the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to permit or cause Mortgage Borrower to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times cause Mortgage Borrower to maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep or cause Mortgage Borrower to keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage. Borrower shall keep or cause Mortgage Borrower to keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior notice to Lender, Borrower, at its own expense, may contest (or cause Mortgage Borrower to contest) by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Mortgage Borrower, Borrower, any Person or the Property or any alleged violation of any Legal Requirement, provided that: (a) no Default or Event of Default has occurred and remains uncured; (b) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Mortgage; (c) such proceeding shall be permitted under, and be conducted in accordance with, the provisions of any instrument to which Mortgage Borrower or Borrower is subject and shall not constitute a default thereunder; (d) such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (e) neither the Property nor the Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost as a result of such contest; (f) Borrower shall, upon final determination thereof, promptly comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (g) such proceeding shall suspend the enforcement of the contested Legal Requirement against Mortgage Borrower, Borrower and the Collateral or the Property; and (h) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property or the Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges.  Borrower shall pay or shall cause Mortgage Borrower to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property, or any part thereof, as the same become due and payable; provided, however, that Borrower’s obligation to cause Mortgage Borrower to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower will deliver or cause to be delivered to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower shall furnish or cause to be furnished to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof. Borrower shall not suffer, and shall not permit Mortgage Borrower to suffer, and shall promptly cause Mortgage Borrower to promptly be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest (or cause Mortgage Borrower to contest) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) Borrower is permitted to contest same under the provisions of any mortgage or deed of trust superior in lien to the Mortgage; (c) such proceeding shall be permitted under, and be conducted in accordance with, the provisions of any other instrument to which Borrower and Mortgage Borrower is subject and shall not constitute a default thereunder; (d) such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (e) neither the Collateral, Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost as a result of such contest; (f) Borrower shall or shall cause Mortgage Borrower to promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (g) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (h) Borrower shall or shall cause Mortgage Borrower to furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

5.1.3 Litigation.  Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower, Mortgage Borrower, the Property, the Collateral, Principal and/or Guarantor which might materially adversely affect Borrower’s, Mortgage Borrower’s, Principal’s or Guarantor’s condition (financial or otherwise) or business or the Property.

5.1.4 Access to Property.  Borrower shall cause Mortgage Borrower to permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice (which may be given verbally), subject to the rights of tenants under their respective Leases.

5.1.5 Notice of Default.  Borrower shall promptly advise Lender of any material adverse change in Borrower’s, Mortgage Borrower’s, Principal’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge, including any Mortgage Loan Default or Mortgage Loan Event of Default.

5.1.6 Cooperate in Legal Proceedings.  Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents.  Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower. Payment of the costs and expenses associated with any of the foregoing shall be in accordance with the terms and provisions of this Agreement, including, without limitation, the provisions of Section 10.13 hereof.

5.1.8 Award and Insurance Benefits.  Subject to the rights of Mortgage Lender, Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including, without limitation, attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances.  Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations under the Loan Documents, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Mortgage Taxes. Borrower represents that it has caused Mortgage Borrower to pay all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgage.

5.1.11 Financial Reporting.  (a)  Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (which may be verbal) to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish and cause to be furnished to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of Mortgage Borrower’s and Borrower’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower, Mortgage Borrower and the Property and a balance sheet for Borrower and Mortgage Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses of Mortgage Borrower and the Property. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, (iii) a list of tenants, if any, occupying more than twenty percent (20%) of the total floor area of the Improvements, (iv) a breakdown showing the year in which each Lease then in effect expires and the percentage of total floor area of the Improvements and the percentage of base rent with respect to which Leases shall expire in each such year, each such percentage to be expressed on both a per year and cumulative basis, (v) a schedule audited by such independent certified public accountant reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant and (vi) an Officer’s Certificate certifying that each annual financial statement fairly presents the financial condition and the results of operations of Borrower, Mortgage Borrower and the Property being reported upon, and that such financial statements have been prepared in accordance with GAAP and as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before thirty-five (35) days after the end of each calendar month the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower, Mortgage Borrower and the Property (subject to normal year-end adjustments): (i) a rent roll for the subject month; (ii) monthly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month, noting Net Operating Income, Gross Income from Operations, and Operating Expenses, and, upon Lender’s request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender; (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such month; and (iv) a Net Cash Flow Schedule. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days.

(d) No later than sixty (60) days after the Closing Date, Borrower shall submit to Lender an Annual Budget for the Fiscal Year ending on December 31, 2005, in form reasonably satisfactory to Lender. For the period from the Closing Date until there is an Approved Annual Budget in accordance with the terms hereof, the most recent budget prepared by CommonWealth Pacific, LLC or its Affiliates shall be used by Borrower to operate the Property and by Lender to make disbursements of Operating Expenses to Borrower in accordance with the terms of this Agreement. Not later than sixty (60) days prior to the commencement of each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s approval (each such Annual Budget approved by Lender being referred to herein as an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower which requires the approval of Lender hereunder, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to

Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget that requires the approval of Lender hereunder, the most recently Approved Annual Budget shall apply; provided that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses.

(e) In the event that Mortgage Borrower or Borrower must incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget (each, an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which approval shall not be unreasonably withheld if such Extraordinary Expense is necessary to prevent material damage to the Property or injury to Persons.

(f) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Property, the Collateral, Mortgage Borrower and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12 Business and Operations. Borrower will cause Mortgage Borrower to continue to be engaged in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower shall cause Mortgage Borrower to qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall cause Mortgage Borrower at all times during the term of the Loan to continue to own all Equipment, Fixtures and Personal Property (each as defined in the Mortgage) which are necessary to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

5.1.13 Title to the Property.  Borrower will cause Mortgage Borrower to warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage and the Assignment of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement.  In the event (a) that the Mortgage is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage in which proceeding Lender exercises any or all of its rights or remedies under the Pledge Agreement or any other Loan Documents as and when permitted thereby, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Mortgage Borrower or any of their constituent Persons or an assignment by Borrower, Mortgage Borrower or any of their constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including, without limitation, attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement.  (a)  After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the Outstanding Principal Balance, (iii) the Applicable Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the performance of the Obligations, if any, and (vi) that the Note, this Agreement, the Pledge Agreement and the other Loan Documents are valid, legal and binding obligations of Borrower and have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall deliver to Lender on the Closing Date, and thereafter upon request, (and, in the case of the Alaris Lease and Quintiles Lease, within the time limits provided in the Alaris Lease or the Quintiles Lease, as applicable), tenant estoppel certificates from each commercial tenant leasing space at the Property in form and substance reasonably satisfactory to Lender, provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year or, in the case of the Alaris Lease, as provided in the Alaris Lease or in the case of the Quintiles Lease as provided in the Quintiles Lease.

(c) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Mortgage Loan, (ii) the unpaid principal amount of the Mortgage Loan, (iii) the interest rate of the Mortgage Loan, (iv) the date installments of interest and/or principal were last paid on the Mortgage Loan, (v) any offsets or defenses to the payment of the Mortgage Loan, if any, and (vi) that the Mortgage Loan Documents are valid, legal and binding obligations of Mortgage Borrower and have not been modified or if modified, giving particulars of such modification.

5.1.16 Loan Proceeds.  Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Performance by Borrower.  Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of

Lender. Borrower shall cause Mortgage Borrower, in a timely manner, to observe, perform and fulfill each and every covenant, term and provision of each Mortgage Loan Document executed and delivered by, or applicable to, Mortgage Borrower, and shall not cause or permit Mortgage Borrower to enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Mortgage Loan Document executed and delivered by, or applicable to, Mortgage Borrower without the prior written consent of Lender.

5.1.18 Confirmation of Representations.  Borrower shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Principal as of the date of the Securitization.

5.1.19 Intentionally Omitted.

5.1.20 Leasing Matters.  Any Major Lease executed after the Closing Date shall be approved by Lender, which approval shall not be unreasonably withheld. Upon request, Borrower shall cause Mortgage Borrower to furnish Lender with executed copies of all Leases. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms that would materially affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage and that the lessee agrees to attorn to Mortgage Lender or any purchaser at a sale by foreclosure or power of sale. Borrower shall cause Mortgage Borrower to (a) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (b) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved except that no termination by Mortgage Borrower or acceptance of surrender by a tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property, provided, however, that no such amendment, termination or surrender of any Major Lease will be permitted without the written consent of Lender; (c) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (d) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (e) shall neither alter, modify or change the terms of any Lease in a manner inconsistent with the provisions of the Loan Documents nor alter, modify or change the terms of any Major Leases or the Vacant Space Master Lease without the prior written consent of Lender; (f) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require; and (g) shall not amend, modify, terminate, cancel or accept a surrender of the Alaris Lease, or permit the assignment or subletting of the Alaris Lease to any other tenant or subtenant, without Lender’s prior written consent. Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a Lease of all or substantially all of the Property without Lender’s prior written consent.

5.1.21 Alterations.  Borrower shall obtain Lender’s prior consent to any alterations to any Improvements, which consent shall not be unreasonably withheld, conditioned or delayed except with respect to any alterations to any Improvements which may have a material adverse effect on Borrower’s financial condition, the value of the Property or the Net Operating Income. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s or Mortgage Borrower’s financial condition, the value of the Property or the Net Operating Income, provided that such alterations (a) are made in connection with tenant improvement work performed pursuant to, or alterations permitted without Borrower’s consent by, the terms of any Lease approved by Lender pursuant to the terms of this Agreement, (b) do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and the aggregate cost thereof does not exceed One Million and 00/100 Dollars ($1,000,000.00), or (c) are performed in connection with Restoration after the occurrence of a Casualty in accordance with the terms and provisions of the Mortgage Loan Agreement. If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by tenants under the Leases or by disbursements from the Rollover Reserve Funds) shall at any time exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for the Obligations any of the following: (i) cash, (ii) U.S. Obligations, (iii) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, or (iv) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution (A) having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender, and (B) that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by tenants under the Leases or by disbursements from the Rollover Reserve Funds) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

5.1.22 Operation of Property. (a)  Borrower shall cause Mortgage Borrower to operate the Property, in all material respects, in accordance with the Management Agreement or Replacement Management Agreement, as applicable. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly cause Mortgage Borrower to enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b) Borrower shall: (i) cause Mortgage Borrower to promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement (which is not covered by the financial reporting requirements of Section 5.1.11); and (iv) cause Mortgage Borrower to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

5.1.23 Representations and Warranties. Subject to the rights of Borrower under this Agreement, for the period after the Closing Date until the date on which the Debt is repaid in full, Borrower covenants to cause the statements set forth in Sections 4.1.1 through 4.1.3, 4.1.5, 4.1.6, 4.1.8, 4.1.9, 4.1.13 through 4.1.16, and 4.1.19 through 4.1.34 to remain true and correct.

5.1.24 Mortgage Loan Reserve Funds. Borrower shall cause Mortgage Borrower to deposit and maintain each of the Mortgage Loan Reserve Funds as more particularly set forth in Article VII of the Mortgage Loan Agreement and to perform and comply with all the terms and provisions relating thereto. Borrower grants to Lender a first-priority perfected security interest in Borrower’s interest in each of the Mortgage Loan Reserve Funds, if any, subject to the prior rights of Mortgage Lender, and any and all monies now or hereafter deposited in each Mortgage Loan Reserve Fund as additional security for payment of the Debt to the extent Borrower has an interest in same. Subject to the qualifications regarding Mortgage Lender’s interest in the Mortgage Loan Reserve Funds, if any, until expended or applied in accordance with the Mortgage Loan Documents or the Loan Documents, Borrower’s interest in the Mortgage Loan Reserve Funds shall constitute additional security for the Debt and upon the occurrence of an Event of Default, Lender may, in addition to any and all other remedies available to Lender, apply any sums then present in any or all of the Mortgage Loan Reserve Funds to the payment of the Debt in any order in its sole discretion.

5.1.25 Notices. Borrower shall give notice, or cause notice to be given to Lender promptly upon the occurrence and during the continuance of an Event of Default and upon any and all the following:

(a) any Default, Mortgage Loan Default or Mortgage Loan Event of Default;

(b) any default or event of default under any Contractual Obligation of Borrower, or, to the knowledge of Borrower, Mortgage Borrower, Principal or Guarantor that could reasonably be expected to have a material adverse effect on Borrower, Mortgage Borrower, the ability of Borrower to perform under the Loan Documents, the ability of Mortgage Borrower to perform under the Mortgage Loan Documents or the rights and remedies of Lender under the Loan Documents;

(c) any litigation or proceeding affecting Borrower, or, to the knowledge of Borrower, affecting any of Mortgage Borrower, Principal or Guarantor; or

(d) a change in the business, operations, property or financial or other condition or prospects of Borrower, or, to the knowledge of Borrower, Mortgage Borrower, Principal or Guarantor which could reasonably be expected to have a material adverse effect on Borrower, Mortgage Borrower, the ability of Borrower to perform under the Loan Documents, the ability of Mortgage Borrower to perform under the Mortgage Loan Documents or the rights and remedies of Lender under the Loan Documents.

5.1.26 Special Distributions. On each date on which amounts are required to be disbursed to the Mezzanine Cash Management Account pursuant to the terms of the Cash Management Agreement or are required to be paid to Lender under any of the Loan Documents, Borrower shall exercise its rights under the Mortgage Borrower Company Agreement to cause Mortgage Borrower to make to Borrower a distribution in an aggregate amount such that Lender shall receive the amount required to be disbursed to the Mezzanine Cash Management Account or otherwise paid to Lender on such date.

5.1.27 Curing. Lender shall have the right, but shall not have the obligation, to exercise Borrower’s rights under the Mortgage Borrower Company Agreements (a) to cure any Mortgage Loan Default or any Mortgage Loan Event of Default and (b) to satisfy any Liens, claims or judgments against the Property (except for Liens permitted by the Mortgage Loan Documents), in the case of either clause (a) or clause (b), unless Borrower or Mortgage Borrower shall be diligently pursuing remedies to cure the same to Lender’s sole satisfaction. Borrower shall reimburse Lender on demand for any and all costs incurred by Lender in connection with curing any such Mortgage Loan Default or Mortgage Loan Event of Default or satisfying any Liens, claims or judgments against the Property, together with interest thereon at the Default Rate from the date incurred by Lender until paid by Borrower.

5.1.28 Compliance With Mortgage Loan Documents.

(a) Borrower shall cause Mortgage Borrower to comply with all of the terms, covenants and conditions set forth in the Mortgage Loan Documents. Borrower acknowledges that the obligation to comply with this covenant is separate from, and may be enforced independently from, the obligations of Mortgage Borrower under the Mortgage Loan Documents.

(b) Without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of the Obligations, if there shall occur and be continuing any Mortgage Loan Event of Default, Borrower hereby expressly agrees that Lender shall have the immediate right, without prior notice to Borrower, but shall be under no obligation: (i) to pay all or any part of the Mortgage Loan and any other sums that are then due and payable, and to perform any act or take any action on behalf of Borrower and/or Mortgage Borrower as may be appropriate, to cause all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Mortgage Borrower to be performed or observed thereunder to be promptly performed or observed; and (ii) to pay any other amounts and take any other action as Lender, in its sole and absolute discretion, shall deem advisable to protect or preserve the rights and interests of Lender in the Loan and/or the Collateral. All sums so paid and the costs and expenses incurred by Lender in exercising such rights (including, without limitation, reasonable attorneys’ fees) (i) shall constitute additional advances of the Loan to Borrower, (ii) shall increase the then unpaid principal amount of the Loan by the amount of such sums, costs and expenses, (iii) shall bear interest at the Default Rate for the period from the date that such sums, costs or expenses were incurred to the date of payment to Lender, (iv) shall constitute a portion of the Debt, and (v) shall be secured by the Pledge Agreement and the other Loan Documents.

(c) Borrower hereby indemnifies Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, causes of action, judgments, suits, claims, demands, costs, expenses (including, without limitation, reasonable attorneys’ and other professional fees, whether or not suit is brought, and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Lender as a result of the actions described in the foregoing Section 5.1.28(b), except to the extent caused by Lender’s gross negligence or willful misconduct. Lender shall have no obligation to Borrower or any of its Affiliates or any other party to make any such payment or performance. Borrower shall not, and Borrower shall not permit Mortgage Borrower to, impede, interfere with, hinder or delay any effort or action on the part of Lender to cure any Mortgage Loan Event of Default or asserted Mortgage Loan Event of Default, or to otherwise protect or preserve Lender’s interests in the Loan and the Collateral following a Mortgage Loan Event of Default or asserted Mortgage Loan Event of Default.

(d) Any Mortgage Loan Event of Default shall constitute an Event of Default, without regard to any subsequent payment or performance of any such obligations by Lender. Borrower (on behalf of itself and on behalf of each Mortgage Borrower) hereby grants Lender and any Person designated by Lender the right to enter upon the Property at any time following the occurrence and during the continuance of any Mortgage Loan Event of Default, or the assertion by Mortgage Lender that a Mortgage Loan Event of Default has occurred, for the purpose of taking any such action or to appear in, defend or bring any action or proceeding to protect Borrower’s and/or Lender’s interest in the Loan and/or the Collateral. Lender may take such action as Lender deems reasonably necessary or desirable to carry out the intents and purposes of this subsection (including communicating with Mortgage Lender with respect to any Mortgage Loan Default), without prior notice to or consent from Borrower. Lender shall have no obligation to complete any cure or attempted cure undertaken or commenced by Lender.

Section 5.2. Negative Covenants. From the date hereof until payment and performance in full of the Obligations or the earlier release of the Collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of Property. (a)  Borrower shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld) cause or permit Mortgage Borrower to: (i) surrender, terminate or cancel the Management Agreement; provided, that Borrower may, or may cause Mortgage Borrower to, without Lender’s consent, replace Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement;

(iii) increase or consent to the increase of the amount of any charges or fees under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not cause or permit Mortgage Borrower to exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.

5.2.2 Liens. Borrower shall not permit or cause Mortgage Borrower to create, incur, assume or suffer to exist any Lien on any portion of the Property or the Collateral or permit any such action to be taken, except: (a) Permitted Encumbrances; (b) Liens created by or permitted pursuant to the Loan Documents or the Mortgage Loan Documents; and (c) Liens for Taxes or Other Charges not yet due.

5.2.3 Dissolution.  Borrower shall not (a) engage in any dissolution, liquidation, consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership of the Collateral, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (e) cause Principal or Mortgage Borrower to (i) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which Principal or Mortgage Borrower would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of formation or operating agreement of Principal or Mortgage Borrower, in each case, without obtaining the prior written consent of Lender.

5.2.4 Change in Business.  Borrower shall not cause Mortgage Borrower to enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. In addition, Borrower shall not permit or cause Mortgage Borrower to cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Mortgage Borrower by any Person, except for adequate consideration and in the ordinary cause of Mortgage Borrower’s business. Borrower shall not enter into any line of business other than the ownership of the Collateral, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5 Debt Cancellation.  Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business. In addition, Borrower shall not permit or cause Mortgage Borrower to cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Mortgage Borrower by any Person, except for adequate consideration and in the ordinary course of Mortgage Borrower’s business.

5.2.6 Zoning.  Borrower shall not initiate or cause Mortgage Borrower to initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, in each case, without the prior consent of Lender.

5.2.7 No Joint Assessment. Borrower shall not cause or permit Mortgage Borrower to suffer, permit or initiate the joint assessment of all or any portion of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.2.8 Principal Place of Business and Organization.  Borrower shall not change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender at least thirty (30) days prior notice. Borrower shall not change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.

5.2.9 ERISA.  (a)  Borrower shall not engage in any transaction that would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10 Transfers. (a)  Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its general partners, members, principals and (if

Borrower is a trust) beneficial owners, as applicable, in owning the Collateral in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Collateral as a means of maintaining the value of the Collateral as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Collateral so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Collateral.

(b) Without the prior written consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Collateral, the Property or any part thereof or any legal or beneficial interest therein, or (ii) permit a Sale or Pledge of an interest in any Restricted Party ((i) and (ii) collectively, a “Transfer”), other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20 hereof.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Collateral or any part thereof for a price to be paid in installments; (ii) an agreement by Mortgage Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Mortgage Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the limited liability company interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such limited liability company interest, or the Sale or Pledge of non-managing limited liability company interests or the creation or issuance of new non-managing limited liability company interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d) Notwithstanding the provisions of this Section 5.2.10, the following transfers shall not be deemed to be a Transfer and shall not require Lender’s consent: (i) the sale or transfer, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock in a Restricted Party; (ii) the sale or transfer, directly or indirectly, in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests or non-managing limited liability company interests (as the case may be) in a Restricted Party; provided, however, that with respect to each such sale or transfer (A) no such sales or transfers shall result in the change of voting control in the Restricted Party, (B) as a condition to each such sale or transfer, Lender shall receive not less than thirty (30) days prior notice of such proposed sale or transfer, (C) no such sale or transfer of any direct ownership interests in Borrower or Mortgage Borrower shall be permitted, (D) Borrower shall pay or cause to be paid any and all costs imposed or incurred as a result of any such sale or transfer, including, without limitation, any transfer taxes, and (E) if after giving effect to any such sale or transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies; and (iii) the execution by Mortgage Borrower of a license agreement and related documents for the operation of a health club on the Property with a wholly owned taxable reit subsidiary of the Operating Partnership provided that Mortgage Borrower delivers to Lender an executed copy of such license agreement and related documents and all fees payable to Mortgage Borrower arising from such license are deposited into the Lockbox Account. In addition to the requirements of this Section 5.2.10(d), except following transfers of the Property permitted pursuant to Section 5.2.10(f), at all times during the term of the Loan, the Operating Partnership must continue to control Borrower, Mortgage Borrower and Affiliated Manager and own, directly or indirectly, at least a fifty-one percent (51%) interest in Borrower, Mortgage Borrower and Affiliated Manager. The sale, transfer or issuance of stock in the REIT shall not be deemed a transfer hereunder provided the stock of the REIT is listed and traded on the New York Stock Exchange or such other nationally recognized stock exchange.

(e) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer without Lender’s written consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

(f) Notwithstanding anything to the contrary contained herein, and without limiting any Transfers or rights under Section 5.2.10(g) hereof, Lender agrees that it shall not unreasonably withhold its consent to a Transfer (or to an unlimited number of Transfers) of the Property by Mortgage Borrower (or the then owner of the Property), provided that the following terms and conditions are satisfied: (i) Borrower (or the then owner of the Property) shall have given at least thirty (30) days prior written notice to Lender of the proposed Transfer and the proposed Transfer shall not be effective earlier than the date that is twelve (12) months after the first Payment Date, (ii) no Default, Mortgage Loan Default or Event of Default shall have occurred or be continuing; (iii) an express assumption of this Agreement, the Note, and the other Loan Documents by the principals of the proposed transferee of the Property, and a pledge by the principals of the proposed transferee of all of their equity interest in the transferee of the Property as security for the Loan in form and substance satisfactory to Lender, in each case subject to the provisions of Section 9.4 hereof; (iv) payment of all of fees and expenses incurred in connection with such Transfer, including, without limitation, the cost of any third party reports, legal fees and expenses, Rating Agency fees and expenses or required legal opinions; (v) payment of a non-refundable $5,000 application fee and an assumption fee equal to one-quarter of one percent

(0.25%) of the Outstanding Principal Balance with respect to the initial transfer and one-half of one percent (0.50%) of the Outstanding Principal Balance with respect to each transfer thereafter; (vi) the delivery of an Additional Insolvency Opinion reflecting the proposed Transfer reasonably satisfactory in form and substance to Lender; (vii) the proposed transferee’s compliance with the representations and covenants set forth in Section 4.1.30 and Section 5.2.9 hereof; (viii) the delivery of evidence satisfactory to Lender that the single purpose nature and bankruptcy remoteness of the proposed transferee, and its shareholders, partners or members, as the case may be, following such Transfer is in accordance with the then current standards of Lender and the Rating Agencies; (ix) prior to any release of Guarantor, a substitute guarantor acceptable to Lender in its sole discretion shall have assumed the Guaranty executed by Guarantor or executed a replacement guaranty reasonably satisfactory to Lender; (x) Lender shall have received confirmation in writing from the Rating Agencies to the effect that such Transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization; (xi) the satisfaction of all of the conditions set forth in Section 5.2.10(f) of the Mortgage Loan Agreement; and (xii) the satisfaction of such other conditions as Lender shall determine in its reasonable discretion to be in the interest of Lender, including, without limitation, the creditworthiness, reputation and qualifications of the transferee with respect to the Loan, the Mortgage Loan and the Property.

(g) A Transfer that occurs by inheritance, devise or bequest or by operation of law upon the death or disability of a natural person who holds an indirect interest in Mortgage Borrower and a Transfer by a natural person of indirect interests in Mortgage Borrower for estate planning purposes shall not require the consent of Lender and no transfer fee shall be payable in connection therewith, provided that, in each case, such Transfer is to a non-minor member of the immediate family of the holder of such interest, or a trust established for the benefit of a member of the immediate family of the holder of such interest, and provided further that, in each case, each of the following transfer conditions are satisfied:

(i) no Event of Default shall have occurred and remain uncured;

(ii) Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such transfer not less than ten (10) days prior to the date of such Transfer, or in the event that any such Transfer or series of Transfers shall result in any Person that does not own more than a 20% direct or indirect interest in Mortgage Borrower as of the date hereof owning more than a 20% direct or indirect interest in Mortgage Borrower, Borrower shall give Lender thirty (30) days prior written notice of such Transfer and Lender shall have an opportunity to perform its customary credit and background searches with respect to such transferee, except in the case of the death or disability of an interest holder, in which event Borrower shall give Lender notice of such Transfer within ten (10) Business Days after such Transfer;

(iii) no such Transfer of interest shall result in a change of control of Mortgage Borrower or Borrower (or its managing member or general partner) or the day to day operations of the Property, or, if such Transfer would result in a change of control of Mortgage Borrower or Borrower (or its managing member or general partner) or the day to day operations of the Property as a result of the death or disability of an interest holder that is a natural person, Lender shall have approved in good faith the Person that will control Mortgage Borrower or Borrower and/or the day to day operations of the Property;

(iv) the legal and financial structure of Mortgage Borrower and Borrower and their shareholders, partners or members, and the single purpose nature and bankruptcy remoteness of Mortgage Borrower and Borrower and its shareholders, partners or members, after such Transfer shall satisfy Lender’s then current applicable underwriting criteria and requirements;

(v) if, after taking into account any prior Transfers pursuant to this Section 5.2.10(g), whether to the proposed transferee or otherwise, such Transfer (or series of Transfers) shall result in (A) the proposed transferee, together with all members of his/her immediate family or any affiliates thereof, owning in the aggregate (directly, indirectly or beneficially) more than 49% of the interests in Mortgage Borrower (or any entity directly or indirectly holding an interest in Mortgage Borrower), or (B) a Transfer in the aggregate of more than 49% of the interests in Mortgage Borrower or Borrower as of the date hereof, Borrower shall deliver to Lender, (y) an Additional Insolvency Opinion reasonable satisfactory to Lender, and (z) at the request of Lender, written confirmations from the Rating Agencies that such Transfer or series of Transfers will not result in a qualification, downgrade or withdrawal of the then applicable ratings of the Securities; and

(vi) Borrower shall pay all fees and expenses incurred by Lender in connection with such Transfer, including, without limitation, the cost of any third party reports, legal fees and expenses, Rating Agency fees and expenses and required legal opinions.

(h) Notwithstanding anything to the contrary contained herein, Operating Partnership, or its Affiliates, shall have the right to, and may, pledge, without Lender’s consent, its indirect equity interests in Borrower, other than any direct interests in Borrower or Mortgage Borrower, to secure (i) a loan facility or loan facilities to Operating Partnership or its Affiliates other than Borrower or Mortgage Borrower, from a group of lenders for which Credit Suisse First Boston acting through its New York branch will act as initial administrative and collateral agent and (ii) related hedging arrangements in connection therewith without Lender’s consent; provided, however, that in either case, Operating Partnership or its Affiliates (other than Borrower or Mortgage Borrower) pledges, directly or indirectly, its equity interests in substantially all of the property owning subsidiaries in which Operating Partnership holds a direct or indirect interest, and provided further that any enforcement action taken pursuant to such pledge shall constitute a Transfer that is prohibited pursuant to the terms of this Section 5.2.10 and the holder of such pledge shall be required to comply with all of the applicable provisions of this Section 5.2.10.

5.2.11 Limitations on Distributions. Following the occurrence and during the continuance of an Event of Default, Borrower shall not make any distributions to its member.

5.2.12 Vacant Space Master Lease. Notwithstanding anything to the contrary contained herein, Borrower shall give to Lender copies of all notices given to Borrower or received by Borrower with respect to the Vacant Space Master Lease. Borrower shall not, and shall cause Mortgage Borrower to not (i) waive any rights under the Vacant Space Master Lease, (ii) modify the Rent or other amounts payable under the Vacant Space Master Lease (except as specifically provided in Section 3.1.19 hereof), or extend any period for the payment of rent or other amounts under the Vacant Space Master Lease, or (iii) terminate, cancel accept a surrender of or otherwise amend or modify the Vacant Space Master Lease, except as specifically provided in Section 3.1.19 hereof, without, in each case, the prior written consent of Lender, which consent may be granted or withheld by Lender in Lender sole discretion.

5.2.13 Intentionally Omitted.

5.2.14 Other Limitations. Prior to the payment in full of the Debt, neither Borrower nor any of its Affiliates shall, without the prior written consent of Lender (which may be furnished or withheld at its sole and absolute discretion), give its consent or approval to any of the following actions or items:

(a) except as permitted by Lender herein (i) any refinance of the Mortgage Loan, (ii) any prepayment in full or in part of the Mortgage Loan, (iii) any Transfer of any or all of the Property or any portion thereof, or (iv) any action in connection with or in furtherance of the foregoing;

(b) creating, incurring, assuming or suffering to exist any additional Liens on any portion of the Property except for Permitted Encumbrances;

(c) any modification, amendment, consolidation, spread, restatement, waiver or termination of any of the Mortgage Loan Documents;

(d) approve the terms of any Annual Budget;

(e) the distribution to the partners, members or shareholders of Mortgage Borrower of property other than cash;

(f) except as set forth in an Approved Annual Budget, any (i) improvement, renovation or refurbishment of all or any part of the Property to a materially higher standard or level than that of comparable properties in the same market segment and in the same geographical area as the Property, (ii) removal, demolition or material alteration of the improvements or equipment on the Property or (iii) material increase in the square footage or gross leasable area of the improvements on the Property if a material portion of any of the expenses in connection therewith are paid or incurred by Mortgage Borrower;

(g) any material change in the method of conduct of the business of Borrower or any of its Affiliates (including the entering into of an operating lease with respect to any hotel), such consent to be given in the sole discretion of Lender;

(h) the settlement of any claim against Borrower or any of its Affiliates, other than a fully insured third party claim, in any amount greater than $10,000.00 (in the case of Borrower) or $100,000.00 (in the case of Mortgage Borrower), such consent to be given in the sole discretion of Lender; or

(i) except as required by the Mortgage Loan Documents, any determination to restore the Property after a Casualty or Condemnation.

5.2.15 Contractual Obligations. Other than the Loan Documents, the Mortgage Borrower Company Agreement (and the initial limited liability company interests in Mortgage Borrower issued pursuant thereto), neither Borrower nor any of its assets shall be subject to any Contractual Obligations, and Borrower shall not enter into any agreement, instrument or undertaking by which it or its assets are bound, except for such liabilities, not material in the aggregate, that are incidental to its activities as a regular member of Mortgage Borrower.

5.2.16 Refinancing. Borrower shall not consent to or permit a refinancing of the Mortgage Loan unless it obtains the prior consent of Lender, unless the Loan shall be paid in full in connection with such refinancing and in accordance with this Agreement.

VI. INSURANCE; CASUALTY; CONDEMNATION

Section 6.1. Insurance. (a)  Borrower shall obtain, or for so long as the Mortgage Loan is outstanding, cause Mortgagor Borrower to maintain, at all times during the term of the Loan the Policies required under Section 6.1 of the Mortgage Loan Agreement, including, without limitation, meeting all insurer requirements thereunder, regardless of whether the Mortgage Loan is outstanding or has been paid in full. In addition, Borrower shall cause Lender to be named as an additional named insured under each of the Policies described in Sections 6.1(a)(ii), (v), (vii), (viii), (ix) and (x) of the Mortgage Loan Agreement. In addition, Borrower shall cause Lender to be named as a named insured together with Mortgage Lender, as their interest may appear, under the Policies required under Sections 6.1(a)(i), (iii), (iv) and (vi) of the Mortgage Loan Agreement. Borrower shall also cause all insurance policies required under this Section 6.1 to provide for at least thirty (30) days prior notice to Lender in the event of policy cancellation or material changes. Borrower shall provide Lender with evidence of all such insurance required hereunder on or before the date on which Mortgage Borrower is required to provide such evidence to Mortgage Lender.

(b) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and shall bear interest at the Default Rate.

Section 6.2. Casualty and Condemnation.

6.2.1 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall cause Mortgage Borrower to promptly commence and diligently prosecute the completion of Restoration so that the Property resembles, as nearly as possible, the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 of the Mortgage

Loan Agreement. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve any final settlement) with respect to any Casualty in which the Net Proceeds or the costs of completing Restoration are equal to or greater than One Million and No/100 Dollars ($1,000,000.00) and Borrower shall deliver to Lender all instruments reasonably required by Lender to permit such participation.

6.2.2 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding in respect of Condemnation, and shall cause Mortgage Borrower to deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the applicable Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a Governmental Authority, Borrower shall cause Mortgage Borrower to promptly commence and diligently prosecute Restoration and otherwise comply with the provisions of Section 6.4 of the Mortgage Loan Agreement. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

6.2.3 Restoration.  Borrower shall, or shall cause Mortgage Borrower to, deliver to Lender all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under Section 6.4 of the Mortgage Loan Agreement in connection with the Restoration of the Property after a Casualty or Condemnation.

VII. RESERVE FUNDS

Section 7.1. Intentionally Omitted.

Section 7.2. Tax and Insurance Escrow Funds. (a) Borrower shall pay to Lender (i) on each Payment Date, one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their delinquency date, and (ii) (A) on the Closing Date, an amount equal to $61,103.77 (the “Initial Blanket Insurance Premium Installment”) and (B) (1) for so long as the applicable Blanket Insurance Premium Financing Arrangement (as defined in the Mortgage Loan Agreement) remains in full force and effect, on each Payment Date, the Financing Installment (as defined in the Mortgage Loan Agreement for the next occurring payment under the applicable Blanket Insurance Premium Financing Arrangement and/or (2) with respect to any Insurance Premiums not covered by a Blanket Insurance Premium Financing Arrangement, on each Payment Date, one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies for an annual period upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in the preceding clauses (i) and (ii) being hereinafter called the “Tax and Insurance Escrow Funds”). Such amounts will be transferred by Lender to an account held by Lender (the “Tax and Insurance Escrow Account”). The Tax and Insurance Escrow Funds and the Monthly Interest Payment shall be added together and shall be paid as an aggregate sum by Borrower to Lender. Provided no Event of Default shall exist, Lender will apply the Tax and Insurance Escrow Funds to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Sections 5.1.2 and 6.1 hereof and/or to payments due to the applicable finance company under the applicable Blanket Insurance Premium Financing Arrangement, as applicable. In making any payment relating to the Tax and Insurance Escrow Funds, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 5.1.2 and 6.1 hereof, Lender shall credit such excess against future payments to be made to the Tax and Insurance Escrow Funds. Any amount remaining in the Tax and Insurance Escrow Funds after the Debt has been paid in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. If at any time Lender determines that the Tax and Insurance Escrow Funds are not or will not be sufficient to pay the items set forth in clauses (i) and (ii) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and/or expiration of the Policies, as the case may be. All earnings of interest on the Tax and Insurance Escrow Funds shall become part of the Tax and Insurance Escrow Funds and shall be disbursed in accordance with this Section 7.2. If Lender so elects at any time, Borrower shall provide, at Borrower’s expense, a tax service contract for the Term issued by a tax reporting agency acceptable to Lender. If Lender does not so elect, Borrower shall reimburse Lender for the cost of making annual tax searches throughout the Term.

(b) Notwithstanding anything to the contrary contained in this Section 7.2, with respect to the Initial Blanket Insurance Premium Deposit, and the required monthly payments required under clause (ii) above through the end of the current policy year, the parties agree as follows: for the period from the date hereof through August 1, 2005, the Property will be covered by a blanket insurance policy as described in Section 6.1(c) of the Mortgage Loan Agreement, but instead of participating in the Blanket Insurance Premium Financing Arrangement, Borrower will pay its allocable share of the Insurance Premiums in a single installment, due approximately thirty (30) days after the date hereof. Borrower’s allocable share of the annual Insurance Premiums for the blanket policy for the period from the date hereof through August 1, 2005 is the Initial Blanket Insurance Premium Deposit. Borrower has deposited the Initial Blanket Insurance Premium Deposit in the Tax and Insurance Escrow Funds

on the date hereof (as set forth in clause (ii)(A) in the immediately preceding paragraph). Borrower will notify Lender in writing at least ten (10) days in advance of the date when such Insurance Premium is due, whereupon Lender will apply such amount to the payment of Borrower’s allocable share of the blanket policy Insurance Premium. On the Payment Dates in April, May, June and July of 2005, Borrower will pay to Lender for deposit in the Tax and Insurance Escrow Funds the sum of $14,380.23 per month. On each Payment Date commencing with the Payment Date occurring in August, 2005, Borrower shall make payments into the Tax and Insurance Escrow Funds as set forth in the preceding paragraph.

(c) Borrower shall be relieved of its obligation to make deposits of Tax and Insurance Escrow Funds under Section 7.2 above, provided that (i) Mortgage Borrower is required to and does make monthly deposits to a tax escrow account under the Mortgage Loan, and (ii) Lender receives evidence acceptable to it of the making of such deposits and of the payment of all such Taxes.

Section 7.3. Intentionally Omitted.

Section 7.4. Rollover Reserve Funds. In the event that Rollover Reserve Funds (as defined the Mortgage Loan Agreement) are transferred to Lender pursuant to Section 7.7 of this Agreement or Section 3.1(b) of the Mezzanine Cash Management Agreement, the amounts so transferred shall be held and disbursed by Lender and Borrower shall make additional contributions to the Rollover Reserve Funds in accordance with the provisions of Section 7.4 of the Mortgage Loan Agreement, as in effect on the Closing Date, whether on not the Mortgage Loan Agreement has been terminated. All such amounts so deposited shall hereinafter be referred to as “Rollover Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account”.

Section 7.5. Alaris Reserve Funds. In the event that Alaris Reserve Funds (as defined the Mortgage Loan Agreement) are transferred to Lender pursuant to Section 7.7 of this Agreement or Section 3.1(b) of the Mezzanine Cash Management Agreement, the amounts so transferred shall be held and disbursed by Lender and Borrower shall make additional contributions to the Alaris Reserve Funds in accordance with the provisions of Section 7.5 of the Mortgage Loan Agreement, as in effect on the Closing Date, whether on not the Mortgage Loan Agreement has been terminated, provided, however, that for purposes of such Section 7.5, the term “Excess Cash Flow” used therein shall mean Excess Cash Flow as defined in this Agreement. All such amounts so deposited shall hereinafter be referred to as “Alaris Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Alaris Reserve Account”.

Section 7.6. Reserve Funds, Generally. (a)  Borrower grants to Lender a first-priority perfected security interest in all of the Reserve Funds and any and all monies now or hereafter deposited in each reserve account as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(b) Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(c) The Reserve Funds shall be held in an Eligible Account and shall bear interest at a money market rate selected by Lender. Provided that no Event of Default shall have occurred and be continuing, all interest or other earnings on any of the Reserve Funds (with the exception of the Tax and Insurance Escrow Funds, which shall belong to Lender) shall be added to and become a part of such Reserve Funds and shall be disbursed in the same manner as other monies comprising such Reserve Funds. Borrower shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments provided that (i) such investments are then regularly offered by Lender for accounts of this size, category and type, (ii) such investments are permitted by applicable federal, state and local rules, regulations and laws, (iii) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which such Reserve Funds were created, and (iv) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds. No other investments of the Reserve Funds shall be permitted except as set forth in this Section 7.6. Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender. Lender shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.

(d) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including, without limitation, litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 7.7. Transfer of Reserve Funds Under Mortgage Loan. If Mortgage Lender waives any reserves or escrow accounts required in accordance with the terms of the Mortgage Loan Agreement which reserves or escrow accounts are also required in accordance with the terms of this Article VII, or if the Mortgage Loan is refinanced or paid off in full (without a prepayment of the Loan) and Reserve Funds that are required hereunder are not required under the new mortgage loan, if any, then Borrower shall cause any amounts that would have been deposited into any reserves or escrow accounts in accordance with the terms of the Mortgage Loan Agreement to be transferred to and deposited with Lender in accordance with the terms of this Article VII (and Borrower shall enter into a cash management and lockbox agreement for the benefit of Lender substantially similar to the arrangement entered into between Mortgage Borrower and Mortgage Lender at the time of the closing of the Mortgage Loan), and, if any letters of credit have been substituted by Mortgage Borrower for any such reserves or escrows as may be specifically permitted by the Mortgage Loan Agreement, then Borrower shall also cause such letters of credit to be transferred to Lender to be held by Lender upon the same terms and provisions as set forth in the Mortgage Loan Agreement.

VIII. DEFAULTS

Section 8.1. Event of Default. (a)  Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if any portion of the Debt is not paid when due;

(ii) subject to Borrower’s right to contest as provided herein, if any of the Taxes or Other Charges are not paid when the same are due and payable, unless, with respect to the payment of Taxes (a) sums equaling the amount of the Taxes then payable have been delivered to Lender in accordance with Section 7.2, (b) no Event of Default shall have occurred and be continuing, and (c) there is no restriction of Lender’s release of the Tax and Insurance Escrow Funds;

(iii) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request;

(iv) if Borrower Transfers or otherwise encumbers any portion of the Property or the Collateral without Lender’s prior written consent in violation of the provisions of this Agreement or the Pledge Agreement or any other Loan Document or any Transfer is made in violation of the provisions of Section 5.2.10 hereof;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if Mortgage Borrower, Borrower, Principal or Guarantor shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Mortgage Borrower, Borrower, Principal or Guarantor, or if Mortgage Borrower, Borrower, Principal or Guarantor shall be adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by Mortgage Borrower, Borrower, Principal or Guarantor, or if any proceeding for the dissolution or liquidation of Mortgage Borrower, Borrower, Principal or Guarantor shall be instituted; provided, however, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Mortgage Borrower, Borrower, Principal or Guarantor, the same shall constitute an Event of Default hereunder only upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Borrower breaches any of its respective negative covenants contained in Section 5.2 or any covenant contained in Section 4.1.30 or Section 5.1.11 hereof;

(x) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xi) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xii) if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement), which default permits Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);

(xiii) if, pursuant to the terms of this Agreement, Borrower is required to deliver a Replacement Interest Rate Cap Agreement to Lender and fails to deliver a confirmation evidencing the purchase of such Replacement Interest Rate Cap Agreement not later than the date on which such Replacement Interest Rate Cap was required to be purchased;

(xiv) if Borrower shall continue to be in Default under any of the Other Obligations not specified in subsections (i) through (xiii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and, provided further, that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;

(xv) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or any of the Collateral, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xvi) if the Liens created pursuant to any Loan Document shall cease to be a fully perfected enforceable first priority security interest or any portion of the Collateral is Transferred without Lender’s prior written consent;

(xvii) if there shall exist an event of default under the Vacant Space Master Lease beyond any applicable notice and/or cure period contained therein, if the Vacant Space Master Lease shall have been amended or modified without Lender’s prior written consent, except as specifically provided in Section 3.1.19 hereof, if the Vacant Space Master Lease shall have been terminated, cancelled or surrendered without Lender’s prior written consent, or if the Operating Partnership is the subject of a Bankruptcy Action; or

(xviii) if a Mortgage Loan Event of Default shall occur.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents and may exercise all the rights and remedies of a secured party under the Uniform Commercial Code, as adopted and enacted by the State or States where any of the Collateral is located against Borrower and the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon the occurrence of any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2. Remedies. (a)  Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any of the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, to the extent permitted by applicable law, (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and the Collateral has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any portion of the Collateral for the satisfaction of any of the Debt in any preference or priority to any other portion of the Collateral, and Lender may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of the Debt. Lender shall have the right from time to time to partially foreclose upon the Collateral in any manner and for any amounts secured by the Pledge Agreement then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose upon the Collateral to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose upon the Collateral to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Collateral as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement and the other Loan Documents to secure payment of sums secured by the Pledge Agreement and the other Loan Documents and not previously recovered.

(c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledges and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) Any amounts recovered from the Collateral after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(e) Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Borrower shall cause Mortgage Borrower to permit Lender to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 8.2, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

(f) The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(g) For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted in this Section 8.2, Borrower hereby irrevocably constitutes and appoints Lender its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and do and perform any acts such as are referred to in this subsection in the name and on behalf of Borrower. This power of attorney is a power coupled with an interest and cannot be revoked.

IX. SPECIAL PROVISIONS

Section 9.1. Sale of Note and Securitization. (a) Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by

Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(i) provide or cause Mortgage Borrower to provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;

(ii) assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrower, Principal and their respective affiliates to obtain, collect, and deliver information requested or required by Lender or the Rating Agencies;

(iii) deliver (A) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Property, Mortgage Borrower, Borrower, Principal, Guarantor and their respective Affiliates and the Loan Documents, and (B) revised organizational documents for Borrower, which counsel opinions and organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;

(iv) if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender and the Rating Agencies;

(v) make such representations and warranties as of the closing date of the Securitization with respect to the Collateral, Borrower, Principal, Guarantor, Mortgage Borrower, the Property and the Loan Documents as may be reasonably requested by Lender or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents;

(vi) execute such amendments to the Loan Documents as may be requested by Lender or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original Note or modify the original Note, this Agreement and the other Loan Documents to reflect multiple components of the Loan (and such new notes or modified Note shall have the same initial weighted average coupon of the original Note and provide for the same total amortization payments, but each such new notes or modified Note may have different interest rates and provide for varying amortization payments), and modify the Cash Management Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan; provided, however, that Borrower shall not be required to modify any of the Loan Documents if such modification or amendment would

(i) have a material adverse economic effect on Borrower or (ii) modify or amend the Loan term, amortization or any other economic term of the Loan or otherwise materially adversely increase the obligations or materially decrease the rights of Borrower under the Loan Documents, including, without limitation, modifying the transfer, recourse, prepayment, events of default, or remedy provisions, or the organizational documents of Borrower or its Affiliates;

(vii) if requested by Lender, review any information regarding the Property, Borrower, Principal, Guarantor, Manager, Mortgage Borrower, the Collateral and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and

(viii) supply to Lender such documentation, financial statements and reports as may be in the possession or control of Borrower or its Affiliates in form and substance required in order to comply with any applicable securities laws.

(b) All reasonable third party costs and expenses incurred by Borrower in connection with Borrower complying with requests made under this Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Borrower, except that Lender shall reimburse Borrower for all such costs and expenses in excess of $25,000.00.

Section 9.2. Securitization Indemnification. (a)  Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) the Indemnifying Persons have carefully examined such sections of the Disclosure Documents regarding the Property, Borrower, Manager and/or the Loan (to the extent such information relates to or includes any Provided Information) (collectively with the Provided Information, the “Covered Disclosure Information”) and (B) that the Covered Disclosure Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying Lender, any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-

placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Person” and collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including, without limitation, legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any of the Disclosure Documents, but only to the extent based upon Provided Information, and which untrue statement or alleged untrue statement is not expressly disclosed to Lender by Borrower after Borrower has had an opportunity to review the Disclosure Document, or arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact required to be stated therein or necessary in order to make the statements in the Provided Information, in light of the circumstances under which they were made, not misleading, and (iii) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not a separate indemnification agreement described in clause (i) above is provided.

(c) In connection with filings under the Exchange Act, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Provided Information, or the omission or alleged omission to state in the Provided Information a material fact required to be stated therein or necessary in order to make the statements in the Provided Information, in light of the circumstances under which they were made, not misleading, and which untrue statement or alleged untrue statement is not expressly disclosed to Lender by Borrower after Borrower has had an opportunity to review such filing under the Exchange Act, and (ii) to reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e) Without the prior consent of Lender (which consent shall not be unreasonably withheld), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Lender reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld).

(f) The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the

Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.

(g) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(h) The rights, liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3. Intentionally Omitted.

Section 9.4. Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower (or any of Borrower’s members, managers, partners, shareholders, or Affiliates, whether direct or indirect, collectively, the “Borrower Parties”) to perform and observe the obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or in the Collateral, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower or the Borrower Parties only to the extent of Borrower’s or the Borrower Parties’ interest in the Collateral and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower or the Borrower Parties in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Pledge Agreement or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Pledge Agreement; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Pledge Agreement or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Collateral; (f) impair the enforcement of the Assignment of Leases and Rents; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any actual loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including, without limitation, attorneys’ fees and costs reasonably incurred), arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by Borrower or Guarantor in connection with the Loan, including by reason of any claim under RICO;

(ii) the gross negligence or willful misconduct of Borrower, Mortgage Borrower, Guarantor, Principal or any other Restricted Party;

(iii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity concerning environmental laws, hazardous substances or asbestos and any indemnification of Lender with respect thereto in any Loan Document;

(iv) wrongful removal or destruction by Borrower or any Affiliate of Borrower, of any portion of the Property or the Collateral after the occurrence of an Event of Default or any intentional physical waste of the Property by Borrower of any Affiliate thereof, provided, however, that such physical waste shall exclude wear and tear to the Property that occurs in the ordinary course of business of the Property;

(v) any Legal Requirement (including RICO) mandating the forfeiture by Borrower or Mortgage Borrower of the Property or the Collateral, or any portion thereof, because of the conduct or purported conduct of criminal activity by Borrower or any Restricted Party in connection therewith;

(vi) any misrepresentation, miscertification or breach of warranty by Borrower or Guarantor with respect to any representation, warranty or certification contained in this Agreement or any other Loan Document or in any document executed in connection therewith, pursuant to any of the Loan Documents or otherwise to induce Lender to make the Loan, or any advance thereof, or to release monies from any account held by Lender (including any reserve or escrow) or to take other action with respect to the Collateral (as defined in the Mortgage);

(vii) the misappropriation or conversion by Borrower or Mortgage Borrower of (A) any Net Liquidation Proceeds or Insurance Proceeds, (B) any Awards received in connection with a Condemnation, (C) any Rents following an Event of Default or any Rents paid more than one (1) month in advance; or (D) any distribution or other payments made in connection with any part of the Collateral provided such amounts are not applied to the payment of the Loan or the Operating Expenses of the Property;

(viii) failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property that are superior to the Lien of the Mortgage, unless such charges are being contested in accordance herewith;

(ix) any security deposits, advance deposits or any other deposits collected by Borrower, Mortgage Borrower or any Affiliate thereof with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(x) any breach of any representation, warrant or covenant contained in Section 3 of the Pledge Agreement;

(xi) if Borrower or Mortgage Borrower fails to permit on-site inspections of the Property, fails to provide financial information specifically required by this Agreement or fails to appoint a new property manager upon the request of Lender, each as required by, and in accordance with the terms and provisions of this Agreement or the other Loan Documents; or

(xii) if the Operating Partnership shall default under the Vacant Space Master Lease beyond any applicable notice and/or cure period contained therein, if the Vacant Space Master Lease shall have been amended or modified (except as specifically provided in Section 3.1.19 hereof), without Lender’s prior written consent or if the Vacant Space Master Lease shall have been terminated, cancelled or surrendered (except as specified in Section 3.1.19 hereof) without Lender’s prior written consent, or if the Operating Partnership is the subject of a Bankruptcy Action, other than an involuntary Bankruptcy Action which is dismissed within ninety (90) days.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Pledge Agreement or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) Borrower shall be personally liable for the payment of the Debt (1) in the event of: (a) Borrower or Mortgage Borrower filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) Borrower or Mortgage Borrower filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (c) Borrower or Mortgage Borrower consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or Mortgage Borrower or any portion of the Property or the Collateral; or (d) Borrower or Mortgage Borrower making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (2) if the first Monthly Interest Payment is not paid when due; (3) if Borrower or Mortgage Borrower fails to maintain its status as a Special Purpose Entity as required by and in accordance with the terms of this Agreement and there is a substantive consolidation of Borrower or Mortgage Borrower with any other Person; (4) if Borrower fails to obtain Lender’s prior consent to any Indebtedness or voluntary Lien encumbering the Property as required by this Agreement; or (5) if Borrower fails to obtain Lender’s prior consent to any Transfer as required by this Agreement or the Mortgage.

Section 9.5. Matters Concerning Manager. If (a) an Event of Default occurs and is continuing, (b) Manager shall become bankrupt or insolvent or (c) a material default occurs under the Management Agreement beyond any applicable grace and cure periods, Borrower shall, at the request of Lender, terminate the Management Agreement and replace Manager with a manager approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.

Section 9.6. Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement or for the payment of the monthly servicing fee due to the Servicer under the Servicing Agreement.

Section 9.7. Restructuring of Loan. At any time prior to the Securitization of the entire Loan, Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time to require Borrower to restructure the Loan into multiple notes (which may include component notes and/or senior and junior notes) and/or to create participation interests in the Loan, which restructuring may include reallocation of principal amounts of the Loan to the Mortgage Loan or the New Mezzanine Loan or the restructuring of a portion of the Loan to either the Mortgage Loan or an additional mezzanine loan (the “New Mezzanine Loan”) to the owners of the equity interests in Borrower, secured by a pledge of such interests, and/or the reallocation of a portion of the Mortgage Loan to the Loan and/or the New Mezzanine Loan or the establishment of different interest rates, floor interest rates and debt service payments for the Loan, the Mortgage Loan and the New Mezzanine Loan and the payment of the Loan, the Mortgage Loan and the New Mezzanine Loan in such order of priority as may be designated by Lender; provided, that (i) the total amounts of the Loan, the Mortgage Loan and the New Mezzanine Loan shall equal the amount of the Loan and the Mortgage Loan immediately prior to the restructuring and the economic terms of the Loan, the Mezzanine Loan and the New Mezzanine Loan shall be the same as the economic terms of the Loan and the Mortgage Loan prior to such Restructuring, (ii) except in the case of an Event of Default under the Loan, the Mortgage Loan and/or the New Mezzanine Loan, the weighted average interest rate of the Loan, the Mortgage Loan and the New Mezzanine Loan, if any, shall, at the time of the restructuring, equal the weighted average interest rate of the Loan and the Mortgage Loan, and (iii) except in the case of an Event of Default or a prepayment of the Loan, the Mortgage Loan and/or the New Mezzanine Loan, the debt service payments on the Loan, the Mortgage Loan and the New Mezzanine Loan shall equal the debt service payments which would have been payable under the Loan and the Mortgage Loan had the restructuring not occurred. Borrower shall cooperate with all reasonable requests of Lender in order to restructure the Loan and the Mortgage Loan and create a New Mezzanine Loan, if applicable, and shall, upon ten (10) Business Days written notice from Lender, which notice shall include the forms of documents for which Lender is requesting execution and delivery, (A) execute and deliver such documents, including, without limitation in the case of any New Mezzanine Loan, a mezzanine note, a mezzanine loan agreement, a pledge and security agreement, and a mezzanine deposit account agreement, (B) cause Borrower’s counsel to deliver such legal opinions and (C) create such bankruptcy remote borrower under the New Mezzanine Loan as, in each of the case of clauses (A), (B) and (C) above, shall be reasonably required by Lender or required by any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender, including, without limitation, the severance of this Agreement, the Mortgage and other Loan Documents if requested. Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, Borrower shall not be obligated to pay any costs or expenses incurred in connection with any such restructuring as set forth in this Section 9.7. Borrower’s failure to comply with its obligation under this Section 9.7 within ten (10) Business Days after Borrower’s receipt of notice of such failure shall constitute an Event of Default under this Agreement.

X. MISCELLANEOUS

Section 10.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2. Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval.

Section 10.3. Governing Law. (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND/OR THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE

(WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, IT BEING UNDERSTOOD THAT THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Corporation Trust Company

111 Eighth Avenue

New York, New York 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED

BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.

Section 10.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount

Section 10.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	Nomura Credit & Capital, Inc.
Two World Financial Center
New York, New York 10281
Attention: Matthew Borstein
Facsimile No.: (212) 987-8848

with a copy to:	Brown Raysman Millstein Felder & Steiner LLP
900 Third Avenue
New York, New York 10022
Attention: Jeffrey B. Steiner, Esq.
Facsimile No.: (212) 895-2900

If to Borrower:	MP - Wateridge Plaza Mezzanine, LLC
333 South Grand Avenue, Suite 400
Los Angeles, California 90071
Attention: Robert F. Maguire III
Facsimile No.: (213) 533-5100
with a copy to:	Gilchrist & Rutter, Professional Corporation
Wilshire Palisades Building
1299 Ocean Avenue, Suite 900
Santa Monica, California 90401
Attention: Paul S. Rutter, Esq.
Facsimile No.: (310) 394-4700

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7. Trial by Jury. BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8. Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10. Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11. Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12. Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13. Expenses; Indemnity. (a)  Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions reasonably requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) except as expressly provided under the terms of this Agreement or the other Loan Documents, Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) except as expressly provided under the terms of this Agreement or the other Loan Documents, Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) except as expressly provided under the terms of this Agreement and the other Loan Documents, the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and/or the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement and the other Loan Documents; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any Obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender or its agents or which arise by reason of acts that first occur after Lender or its designee has taken title to the Collateral or the Property. Any cost and expenses due and payable to Lender may be paid from any amounts in the Mezzanine Cash Management Account.

(b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender or its agents or which arise by reason of acts that first occur after Lender or its designee has taken title to the Collateral or the Property. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14. Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16. No Joint Venture or Partnership; No Third Party Beneficiaries. (a)  Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender or to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the Obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17. Publicity. All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, or to any of their Affiliates, shall be subject to the prior approval of Lender.

Section 10.18. Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19. Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20. Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21. Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including, without limitation, Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22. Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Floating Rate CMBS Term Sheet dated March 1, 2005 between Borrower and Lender, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23. Certain Additional Rights of Lender (VCOC). Notwithstanding anything that may be contained in this Agreement to the contrary, Lender shall have:

(a) the right to routinely consult with Borrower’s management regarding the significant business activities and business and financial developments of Borrower, provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur at Lender’s request on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any time upon reasonable notice;

(c) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property);

(d) the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

The rights described above may be exercised by any entity that owns and controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.24. Intercreditor Agreement. Borrower hereby acknowledges and agrees that any intercreditor agreement entered into between Lender and Mortgage Lender will be solely for the benefit of Lender and Mortgage Lender, and that neither Borrower nor Mortgage Borrower shall be intended third-party beneficiaries of any of the provisions therein, shall have no rights thereunder and shall not be entitled to rely on any of the provisions contained therein. Lender and Mortgage Lender shall have no obligation to disclose to Borrower the contents of the intercreditor agreement. Borrower’s obligations hereunder are and will be independent of such intercreditor agreement and shall remain unmodified by the terms and provisions thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement (Mezzanine Loan) to be duly executed by their duly authorized representatives, all as of the day and year first above written.

MEZZANINE BORROWER:

MP-WATERIDGE PLAZA MEZZANINE, LLC,
a Delaware limited liability company

By:	/s/ Dallas E. Lucas
Name: Dallas E. Lucas
Title: Executive Vice President and CFO

MEZZANINE LENDER:

NOMURA CREDIT & CAPITAL, INC.,
a Delaware corporation

By:	/s/ Troy Miller
Name: Troy Miller
Title: Executive Officer